UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under Rule 14a-12

Ceva, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CEVA, INC.

15245 Shady Grove Road, Suite 400

Rockville, Maryland 20850

Notice of Annual Meeting of Stockholders
to be held on May 5, 2025

To the stockholders of Ceva, Inc.:

The annual meeting of stockholders of Ceva, Inc., a Delaware corporation (the “Company”), will be held on Monday, May 5, 2025, at 10:30 a.m., Eastern Time, virtually via the Internet. Stockholders will be able to listen, vote, and submit questions from any remote location that has Internet connectivity via live webcast by logging in at: www.virtualshareholdermeeting.com/CEVA2025. There will be no physical location for stockholders to attend. The purpose of the annual meeting is to consider and vote upon the following matters:

1.	To elect eight directors, as specifically set forth in the attached proxy statement, to serve until the 2026 annual meeting of stockholders or until their successors are elected and qualified;

2.	To approve an amendment and restatement of the Company’s 2002 Employee Stock Purchase Plan (the “Purchase Plan”);

3.	To approve an amendment and restatement of the Company’s 2011 Equity Incentive Plan (the “2011 Plan”);

4.	Advisory vote to approve named executive officer compensation;

5.	To ratify the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as independent auditors of the Company for the fiscal year ending December 31, 2025; and

6.	To transact such other business as may properly come before the annual meeting, including any postponements or adjournments thereof.

Our board of directors presently has no knowledge of any other business to be transacted at the annual meeting.

The foregoing items of business are more fully described in the attached proxy statement.

On or about March 25, 2025, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders of record on March 11, 2025. The notice will contain instructions on how to vote your shares and how to access an electronic copy of our proxy materials, including this proxy statement and our annual report to stockholders which contains our 2024 consolidated financial statements and other information of interest to you.

Holders of record of our common stock at the close of business on March 11, 2025 are entitled to receive the Notice of Internet Availability of Proxy Materials, this proxy statement and the 2024 annual report and to vote at the annual meeting.

The 2025 annual meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. We urge you to attend the annual meeting virtually by logging into our live webcast at: www.virtualshareholdermeeting.com/CEVA2025. However, to ensure your representation at the annual meeting, please vote as soon as possible and refer to the specific instructions for voting on the Notice of Internet Availability of Proxy Materials.

By order of the board of directors,

/s/ Amir Panush
Amir Panush
Chief Executive Officer

March 25, 2025
Rockville, Maryland

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: The notice, proxy statement and 2024 annual report are available at http://proxyvote.com.

Page

PROXY STATEMENT	1
Notice of Internet Availability of Proxy Materials	1
Voting of Proxies	1
Stockholders Entitled to Vote	2
Quorum; Votes Required	2
Expenses of Solicitation	3
Security Ownership of Certain Beneficial Owners and Management	3
Equity Compensation Plan Information	4
PROPOSAL 1 - ELECTION OF EIGHT DIRECTORS	5
CORPORATE GOVERNANCE	9
EXECUTIVE OFFICERS	18
EXECUTIVE COMPENSATION	19
Compensation Discussion & Analysis	19
Report of the Compensation Committee of the Board of Directors	27
Compensation Tables	28
Nonqualified Deferred Compensation	32
CEO Compensation Pay Ratio	32
Employment Agreements	32
Potential Payments Upon Termination or Change of Control	34
Pay Versus Performance	35
Compensation Committee Interlocks and Insider Participation	39
DIRECTOR COMPENSATION	40
PROPOSAL 2 - APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2002 EMPLOYEE STOCK PURCHASE PLAN	42
PROPOSAL 3 - APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2011 EQUITY INCENTIVE PLAN	45
PROPOSAL 4 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	51
PROPOSAL 5 - RATIFICATION OF THE SELECTION OF KOST FORER GABBAY & KASIERER (A MEMBER OF ERNST & YOUNG GLOBAL) AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025	53
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	54
STOCKHOLDER PROPOSALS FOR 2026 ANNUAL MEETING AND NOMINATIONS OF PERSONS FOR ELECTION TO THE BOARD OF DIRECTORS	55
HOUSEHOLDING OF PROXY STATEMENT	55
OTHER MATTERS	55

APPENDIX A – CEVA, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN (AS AMENDED AND RESTATED ON MAY 5, 2025)	A-1
APPENDIX B – CEVA, INC. 2011 EQUITY INCENTIVE PLAN (AS AMENDED AND RESTATED ON MAY 5, 2025)	B-1

CEVA, INC.

Proxy Statement

For the Annual Meeting of Stockholders
to be held on May 5, 2025

This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors for the annual meeting of stockholders to be held on Monday, May 5, 2025, at 10:30 a.m., Eastern Time, virtually via the Internet, including any postponements or adjournments thereof. You will be able to attend the annual meeting, vote, and submit questions via live webcast by logging in at: www.virtualshareholdermeeting.com/CEVA2025. There will be no physical location for stockholders to attend.

A Notice of Internet Availability of Proxy Materials, this proxy statement, any accompanying proxy card or voting instruction form and our 2024 annual report to stockholders will be made available on or about March 25, 2025 to our stockholders of record on March 11, 2025 at http://proxyvote.com. Paper copies of the proxy materials may be obtained by following the instructions on the Notice of Internet Availability of Proxy Materials. The 2024 annual report incorporates our annual report on Form 10-K for 2024, including financial statements and financial statement schedules, but excluding exhibits, as filed with the Securities and Exchange Commission (the “SEC”). We will provide copies of the exhibits to our annual report on Form 10-K upon the written request of any of our stockholders as of the record date for the annual meeting and payment of a fee, which fee shall be limited to our reasonable expenses in providing such exhibits. Please address your request to Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary. Our annual report on Form 10-K, and the exhibits thereto, as well as our other filings with the SEC may be accessed, free of charge, at our website, www.ceva-ip.com and on the SEC’s website at www.sec.gov, as soon as practicable after filing. Our website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement.

Notice of Internet Availability of Proxy Materials

Under rules adopted by the SEC, we may furnish our proxy materials to our stockholders over the Internet, rather than mailing printed copies of those materials to each stockholder. Each stockholder who receives a Notice of Internet Availability of Proxy Materials has the right to vote on all matters presented at the annual meeting. Our stockholders will not receive a printed copy of the proxy materials unless requested. Instead, the Notice of Internet Availability of Proxy Materials will provide instructions as to how a stockholder may access and review a copy of our proxy materials on the Internet, including this proxy statement and our 2024 annual report. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if a stockholder would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If a stockholder shares an address with another stockholder and has received only one Notice of Internet Availability of Proxy Materials, such stockholder may write to us at the following address to request a separate copy of these materials at no cost to such stockholder: Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary. Beneficial owners (i.e. holders of our common stock through a broker dealer, not in their own names) may contact their broker or other nominee to request a separate copy of these materials.

Voting of Proxies

Voting by Proxy Card. All shares entitled to vote and represented by properly executed proxy cards received prior to the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on those proxy cards.

Voting by Telephone or the Internet. A stockholder may vote his, her or its shares by calling the toll-free number indicated on the Notice of Internet Availability of Proxy Materials and following the recorded instructions or by accessing the website indicated on the Notice of Internet Availability of Proxy Materials and following the instructions provided. When a stockholder votes via the Internet or by telephone, his, her or its vote is recorded immediately. We encourage stockholders to vote using these methods whenever possible.

Voting by Attending the Meeting. A stockholder of record may vote his, her or its shares at the virtual annual meeting. Stockholders who attend the virtual annual meeting should follow the instructions at www.virtualshareholdermeeting.com/CEVA2025 to vote during the meeting. If your shares are held in “street name” or by a broker or nominee, you should follow the instructions at www.virtualshareholdermeeting.com/CEVA2025 to vote during the meeting.

Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. If the shares of common stock are held in your name, you may revoke your proxy (1) by filing with our Corporate Secretary, before the taking of the vote at the annual meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the annual meeting and voting at the meeting (although attendance at the annual meeting will not by itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the annual meeting. Such written notice of revocation or subsequent proxy card should be sent to Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary. If your shares are held in “street name” or by a broker or nominee, you should follow the directions provided by your broker or nominee regarding how to revoke your proxy.

If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the board of directors.

If a stockholder indicates on a proxy that the shares should be voted “FOR” approval of any matters presented at the annual meeting, the proxy holders will have discretion to vote the shares on any other matters which are properly presented at the annual meeting for consideration, including a motion to adjourn or postpone the annual meeting to another time or place for the purpose of soliciting additional proxies, unless a stockholder expressly withholds authorization for the proxies to use their discretion. Amir Panush and Yaniv Arieli have been selected as proxy holders by our board of directors and currently serve as our Chief Executive Officer and Chief Financial Officer, respectively, and Mr. Panush is also a member of our board of directors.

Stockholders Entitled to Vote

Our board of directors has fixed March 11, 2025 as the record date for determination of stockholders entitled to vote at the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting. On March 11, 2025, there were 23,910,422 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the annual meeting.

Quorum; Votes Required

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of our common stock held by stockholders present in person or represented by proxy, including shares held by stockholders that abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the annual meeting. Virtual attendance at our annual meeting constitutes presence in person for purposes of quorum at the meeting. An automated system administered by Broadridge Financial Solutions Inc. will tabulate votes cast by proxy and a representative from Broadridge will act as inspector of elections to tabulate votes cast at the annual meeting.

Under the General Corporation Law of the State of Delaware, abstentions are included in determining the number of shares voted on the proposals submitted to stockholders (other than the election of directors) and will have the same effect as a “no” vote on such proposals. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular matter because such broker or nominee does not have the discretionary voting authority to vote the shares for which it is the holder of record with respect to a particular matter at the annual meeting and such broker or nominee has not received voting instructions from the beneficial owner. Broker “non-votes,” and shares as to which proxy authority has been withheld with respect to any matter, are generally not deemed to be entitled to vote for purposes of determining whether stockholders’ approval of that matter has been obtained. If you provide voting instructions, your shares will be voted as you direct. If you do not furnish voting instructions with respect to shares registered in the name of organizations that are not governed by FINRA Rule 2251, those shares will not be voted at the meeting because such organizations do not have discretionary voting power. If you do not furnish voting instructions to brokerage firms that are governed by FINRA Rule 2251, one of two things can happen, dependent on whether a proposal is “routine.” Under FINRA Rule 2251, brokerage firms, banks, broker-dealers and other similar organizations have discretion to cast votes on routine matters, such as the ratification of the appointment of an independent auditor, without voting instructions from their clients. Brokerage firms, banks, broker-dealers and other similar organizations are not permitted, however, to cast votes on “non-routine” matters, such as the election of directors or votes on the compensation of the Company’s named executive officers, without such voting instructions.

With respect to proposal 1 of this proxy statement, in an uncontested election, each director nominee will be elected by a majority of the shares present or represented by proxy and voting at the meeting with respect to his/her election (that is, the number of shares voted “for” that nominee exceeds the number of votes cast “against” that nominee). Virtual attendance at our annual meeting constitutes presence in person for purposes of the vote required under our bylaws. In an uncontested election, any nominee for director who fails to receive a greater number of votes cast “for” such individual’s election than votes cast “against” such election shall promptly tender his or her resignation to our board of directors following certification of the stockholder vote. The nomination and corporate governance committee of the board will promptly consider the resignation offer and recommend to the board of directors the action to be taken with respect to such offered resignation. The board of directors will consider and act on the nomination and corporate governance committee’s recommendation. Thereafter, the board of directors will disclose promptly its decision whether to accept the director’s resignation and the reasons for the decision, if applicable, in a public filing with the SEC within 90 days following the date of the certification of the annual meeting election results. Any director tendering a resignation under such circumstances will not participate in the decision-making by the nomination and corporate governance committee or the board of directors regarding whether or not to accept the resignation offer.

With respect to proposals 2, 3 and 5 of this proxy statement, the affirmative vote of a majority of shares of our common stock present or represented and voted at the annual meeting is required for approval. With respect to proposal 4 of this proxy statement, the affirmative vote of a majority of shares of our common stock present or represented and voted at the annual meeting is required for approval, although such vote will not be binding on us. Abstentions will have no effect on the outcome of the election of the director nominees and will have the same effect as “no” votes on proposals 2, 3, 4 and 5. Broker “non-votes” will have no effect on any of the proposals. Virtual attendance at our annual meeting constitutes presence in person for purposes of the vote required under our bylaws.

Expenses of Solicitation

We will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. We may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the company may also solicit proxies by telephone, letter, electronic mail, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of March 11, 2025, regarding the beneficial ownership of shares of our common stock by (a) each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock, (b) each of our “named executive officers,” as described under the heading “Executive Compensation – Compensation Discussion & Analysis” below, (c) each of our directors and director nominees, and (d) our current directors and executive officers as a group. The address of each of our directors and named executive officers is c/o Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the shares of common stock. The percentages are based on 23,964,422 shares of our common stock outstanding as of March 11, 2025. Shares of our common stock subject to equity-based awards currently exercisable or exercisable within 60 days of March 11, 2025 are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding the options, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated by footnote, we believe that the persons named in this table, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

	Shares of Our Common Stock Beneficially Owned		Equity-based Awards Included in Shares of Our Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number

BlackRock, Inc. (1)	3,779,026	15.8%	-
The Vanguard Group, Inc. (2)	2,367,347	9.9%	-
Senvest Management, LLC (3)	1,894,223	7.9%	-

Directors and Named Executive Officers
Bernadette Andrietti	7,569	*	-
Amir Faintuch	-	-	-
Jaclyn Liu	16,060	*	-
Maria Marced	19,400	*	-
Peter McManamon	319,485	1.3%	28,000
Sven-Christer Nilsson	36,746	*	-
Louis Silver	64,136	*	26,000
Amir Panush	85,024	*	-
Yaniv Arieli	89,106	*	-
Gweltaz Toquet	17,834	*	-
Michael Boukaya	23,171	*	-
All current directors and executive officers as a group (11 persons)	678,531	2.8%	54,000

*	Represents less than 1% of the outstanding shares of common stock.

(1)

BlackRock, Inc. filed a Schedule 13G/A with the SEC on November 8, 2024, reporting aggregate beneficial ownership of 3,779,026 shares of our common stock as of September 30, 2024. The information contained in this table is derived from such filing. The address of the reporting person is 50 Hudson Yards, New York, NY 10001.

(2)

The Vanguard Group, Inc. filed a Schedule 13G/A with the SEC on February 7, 2025, reporting aggregate beneficial ownership of 2,367,347 shares of our common stock as of January 31, 2025. The information contained in this table is derived from such filing. The address of the reporting person is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Senvest Management, LLC filed a Schedule 13G/A with the SEC on February 9, 2024, reporting aggregate beneficial ownership of 1,894,223 shares of our common stock as of December 31, 2023. The information contained in this table is derived from such filing. The address of the reporting person is 540 Madison Avenue, 32nd floor, New York, NY 10022.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2024.

	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans
Plan Category
Equity compensation plans approved by security holders
Ceva 2003 Director Stock Option Plan (2)	54,000	$23.30	-
Ceva 2011 Stock Incentive Plan (2)	1,563,261	$0.40	232,033
Ceva 2002 Employee Stock Purchase Plan	n/a	n/a	207,933
Ceva 2023 Employment Inducement Grant (3)	70,272	n/a	-
Total	1,687,533	$1.12	439,966

(1)	Reflects weighted average exercise price of outstanding options only.

(2)

As of December 31, 2024, up to an aggregate of 4,350,000 shares of common stock were authorized for grant under the 2011 Plan, plus the additional number of shares that would otherwise return to the Company’s 2002 Stock Incentive Plan (the “2002 Plan”) or the 2003 Director Stock Option Plan as a result of forfeiture, termination or expiration of option and stock appreciation right awards previously granted under the 2002 Plan or 2003 Director Stock Option Plan, as applicable, each of which were rolled over to the 2011 Plan. As of December 31, 2024, 1,276,130 of the outstanding awards under the 2011 Plan were time-based restricted stock units (which we refer to in this proxy statement as “RSUs”), 327,378 were performance-based restricted stock units (which we refer to in this proxy statement as “PSUs”), and 84,025 were options with a weighted average exercise price of $22.45.

(3)

Consists of 14,541 RSUs and 60,587 PSUs granted to Mr. Panush, effective as of February 17, 2023, pursuant to an inducement award in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules granted on terms substantially similar to those of the Ceva 2011 Stock Incentive Plan. As of December 31, 2024, 9,685 of the outstanding inducement awards were RSUs, and 60,587 of the outstanding inducement awards were PSUs.

PROPOSAL 1 - ELECTION OF EIGHT DIRECTORS

Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect as directors the eight nominees named below, all of whom are currently directors of Ceva. Each director will be elected to hold office until the 2026 annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated his or her willingness to serve on our board of directors, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that any of the nominees will be unable to serve if elected.

The following table sets forth certain information with respect to our nominees to serve as directors as of March 11, 2025.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years

Bernadette Andrietti(1)(2)	63	2019	Ms. Andrietti has enjoyed a successful thirty-plus year career with Intel Corporation following various technical positions at STMicroelectronics. At Intel, she held a series of executive positions, most recently as Vice President of Sales and Marketing of the EMEA region from March 2011 to October 2019 and as President of Intel France from 2003 to October 2017, as well as serving as an industry consultant from November 2019 to July 2024. Ms. Andrietti holds a Baccalaureate Degree in Mathematics and Physics. She also has an engineering degree in Micro Electronics and Telecommunications from ESIEE Paris. We believe Ms. Andrietti’s qualifications to sit on our board include her technical background, her expertise in sales, marketing, brand management and M&A relating to the semiconductor and high technology industries based on her roles within Intel Corporation, her experience in fostering and achieving diversity within the corporate environment, and her experience in cybersecurity from her work at Intel Corporation.

Amir Faintuch	56	2025

Mr. Faintuch has served as a member of our board of directors since January 2025. Mr. Faintuch is currently and has served as the Chief Executive Officer of Volumez, a pioneering leader in the Data Infrastructure as a Service (DIaaS) sector, since December 2022. Previously, Mr. Faintuch held senior executive management positions spanning technical and business responsibilities at leading technology companies including: GlobalFoundries, where he was Senior Vice President and General Manager of the Computing, Wired Infrastructure and Storage business; Intel Corporation where he served as Senior Vice President and General Manager of Platform Engineering; and Qualcomm, where his roles included President of Qualcomm Atheros. Mr. Faintuch started his corporate career at Texas Instruments where he was responsible for establishing the company’s technical and market leadership in mobile connectivity technologies such as Bluetooth, Wi-Fi, GPS and NFC. Mr. Faintuch holds a bachelor’s degree in economics and business administration from Haifa University in Israel and a dual MBA degree in high technology management from the Kellogg School of Management at Northwestern University and the Recanati Business School at Tel Aviv University. We believe Mr. Faintuch’s qualifications to sit on our board include his senior leadership experience through his many executive management roles, including at some of the wordl’s leading semiconductor companies and his prior service on the board of directors of a publicly traded company.

Jaclyn Liu	50	2021

Ms. Liu has served as a member of our board of directors since February 2021. Ms. Liu is a senior Partner at Morrison & Foerster LLP, an international law firm, and has more than 25 years of experience in advising public companies on corporate governance matters, M&A strategies and China matters. She serves as outside general counsel to a number of public companies and provides big‑picture, critical value-adding strategic advice. She formerly served as co-chair of Morrison & Foerster’s Global Corporate Department of over 400 lawyers. Ms. Liu graduated from Harvard Law School. We believe Ms. Liu’s qualifications to sit on our board include her expertise in legal matters, her corporate governance and public company expertise, her extensive M&A expertise and her in-depth knowledge of corporate responsibility and cybersecurity matters for public companies.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years

Maria Marced(1)(3)	70	2016

Ms. Marced joined our board of directors in December 2016. From 2007 until her retirement in December 2023, she served as President of TSMC Europe BV, with responsibility for driving the development, strategy and management of TSMC’s business in Europe. Before joining TSMC, Maria was Senior Vice President and General Manager of Sales and Marketing at NXP Semiconductors/Philips Semiconductors. Maria joined Philips Semiconductor in September 2003 as Senior Vice President and General Manager of the Connected Multimedia Solutions Business Unit overseeing Philips' semiconductor solutions for connected consumer applications. Previous to her work with Philips, Maria was employed at Intel where she developed her professional career for more than 19 years, reaching the top position in the Europe, Middle East and Africa region as Vice President and General Manager. She currently serves as Chairwoman of the EMEA Leadership Council of the GSA (Global Semiconductor Alliance). In June 2023, Ms. Marced was appointed to the board of directors of Sequans Communications S.A, and in November 2023, Ms. Marced was appointed to the board of directors of IQE plc. We believe Ms. Marced’s qualifications to sit on our board include her experience serving on other public company boards of directors in addition to her years of executive experience in the high technology and semiconductor industries, her extensive knowledge of our sales channels, competitors and end markets, her deep understanding of our company and her technical expertise relating to the semiconductor industry.

Peter McManamon	76	2003

Mr. McManamon joined our board of directors in April 2003 and has served as chairman of our board since May 2005. He was a business advisor with the Enterprise Ireland funded Stanford University program entitled “Strategic Leadership for CFOs.” Mr. McManamon served as chief financial officer of Parthus Technologies plc from 1993 until March 2001, executive vice president of corporate development of Parthus Technologies plc from March 2001 until November 2002, a member of the board of directors of Parthus Technologies plc from 1993 until November 2002, and was one of the co-founders of Parthus Technologies plc. From May 2005 to August 2011, Mr. McManamon served as a partner of Atlantic Bridge, an investment company. In September 2011, he was appointed chairman of Atlantic Bridge. In December 2012, he completed his second five-year term as a board member of The National Development Finance Agency, and as a member of the Audit Committee of the National Treasury Management Agency, appointments made by the Irish Government. He also served as a director of Openmind Networks, Ltd., a provider of SMS and MMS router solutions for mobile and wholesale operators until September 2017. In September 2018, he was appointed and currently serves as a director of Broadwake Limited. We believe Mr. McManamon’s qualifications to sit on our board include his qualification as a Chartered Director, his extensive knowledge of our company, products, and strategies through his early involvement with Parthus Technologies, his knowledge of financial markets, financing operations and global organizations through his years of experience providing strategic and investment advisory services to various global companies as a partner of Atlantic Bridge, and his executive management and corporate strategy skills.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years

Sven-Christer Nilsson(2)(3)	80	2002

Mr. Nilsson has served as a member of our board of directors since November 2002. He served as a member of the board of directors of Parthus Technologies plc from March 2000 until November 2002. Mr. Nilsson is the founder and owner of RIPASSO AB since August 1999. Between 1982 and 1999, he held various positions with The Ericsson Group, the telecommunications equipment supplier, including president, Ericsson Radio Systems (Sweden), vice president, Mobile Switching Systems, executive vice president, Cellular Systems-American Standards, and, from 1998, President and Chief Executive Officer. Currently Mr. Nilsson serves as a member of the board of directors of MagleChemoswed AB, a Swedish medical device developer and manufacturer. Mr. Nilsson has a long tenure of board service with listed companies and government organizations, including AssaAbloy AB, the worldwide securities and locks company (2001-2015), SprintNextel Corporation (2008-2013), Ripasso Energy AB (2009-2015), Swedish ICT Research AB, an industrial research institute (Chair 2003-2009), The (Swedish) Public Service Broadcasting Foundation (Chair 2003-2011) and The Swedish Defense Materiel Authority (Chair 2009-2015). He also is a member of the Royal Swedish Academy of Engineering Sciences and of the Royal Swedish Academy of War Sciences. We believe Mr. Nilsson’s qualifications to sit on our board include his senior leadership experience through his executive management roles at The Ericsson Group, his corporate governance expertise and stewardship as a result of his various directorships, including SprintNextel Corporation and AssaAbloy AB, his deep understanding of our company, his extensive knowledge of our sales channels, competitors and end markets, and his technical expertise of the baseband market, which is a market that we derive a significant portion of our revenues.

Amir Panush	51	2024

Mr. Panush joined our board of directors on February 13, 2024 and has served as our Chief Executive Officer since January 2023. He joined us from InvenSense, Inc., a TDK group company, where he served as Chief Executive Officer and General Manager of TDK Corporation’s MEMS Sensors Business Group. Mr. Panush previously held various leadership positions at TDK following TDK’s successful acquisition of InvenSense in 2017. Mr Panush joined InvenSense in 2015, serving as head of the company’s Strategy & Corporate Development, where he drove strategic expansion and diversification efforts. Prior to joining InvenSense, from May 2011 to March 2015, Mr. Panush served in various capacities at Qualcomm, most recently as the Senior Director of Product Management and Business Development for the IoE/IoT client business. Prior to joining Qualcomm, Mr. Panush led strategic marketing and partnerships at Atheros Communications, which was later acquired by Qualcomm. His earlier industry roles spanned software engineering and project management leadership at Texas Instruments and Comsys Mobile, which was acquired by Intel. Mr. Panush holds a Master of Business Administration from Haas Business School, University of California at Berkeley and a bachelor’s degree, Cum Laude, in Computer Science from Technion Institute of Technology in Israel. We believe Mr. Panush’s qualifications to sit on our board include his years of executive experience in the high technology and semiconductor industries, as well as his intimate knowledge of our business, operations, technology and sale channels acquired as our Chief Executive Officer.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years

Louis Silver(1)(3)	71	2002

Mr. Silver has served as a member of our board of directors since April 2002. He is currently a corporate advisor of Alba Capital S. A. and Wicklow Corp., private holding investment companies, and also serves as Managing Director of Alba Capital S. A. From April 2005 until April 2015, Mr. Silver was a principal at RP Capital Group, an alternative investment firm focused on investment opportunities in EMEA. Mr. Silver serves on the board of a number of private companies, was a director of DSP Group, a former NASDAQ-listed company, until May 2012, and director of Scopus Video Networks Ltd., a former NASDAQ-listed company, until December 2008. We believe Mr. Silver’s qualifications to sit on our board include his corporate legal experience which can assist the board in fulfilling its oversight responsibilities regarding legal and regulatory compliance, his years of experience providing strategic and investment advisory services to companies and his public company experience which allows him to understand the dynamics of the board overseeing an ever-changing mix of strategic, operational and compliance-related matters.

(1)	Member of compensation committee.

(2)	Member of nomination and corporate governance committee.

(3)	Member of audit committee.

Each of our director nominees brings significant expertise and experience to the role of director. Below is a summary of the qualifications and experiences of each of our director nominees:

Director Qualifications & Experience	Andrietti	Fiantuch	Liu	Marced	McManamon	Nilsson	Silver	Panush
Executive Leadership Experience	X	X		X	X	X		X
Semiconductor, Industry and Technical Experience	X	X		X		X		X
Sales, Marketing and Brand Management Experience	X			X		X		X
Operations Experience	X	X		X		X		X
Financial Expertise			X	X	X	X	X
Strategy and Development	X	X	X	X	X	X	X	X
Cybersecurity, Compliance and Risk Management	X		X			X	X
Public Company Board Experience	X	X	X	X	X	X	X

CORPORATE GOVERNANCE

Corporate Governance Overview

Our board of directors is committed to strong and effective corporate governance, and, as a result, it regularly monitors our corporate governance policies and practices to ensure compliance with applicable laws, regulations and rules, as well as best practices.

Our corporate governance program features the following:

●	We have an independent chairman of the board;

●	All of our directors, other than our CEO, are independent;

●	All of our board members are up for election annually;

●	We have a majority voting standard for the election of directors;

●	We have a board of directors with deep industry expertise, including three new directors appointed in the last four years;

●	We periodically review succession planning for our Chief Executive Officer and other board members;

●	We have a robust stockholder engagement program;

●	We have no stockholder rights plan in place;

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Our board committees regularly review and update, as necessary, the committee charters, which clearly establish the roles and responsibilities of each such committee, and such charters are posted on our website for review;

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Our board committees regularly review and update, as necessary, the committee charters, which clearly establish the roles and responsibilities of each such committee, and such charters are posted on our website for review;

●	Our board generally has an executive session among our non-employee and independent directors before and/or after every board meeting;

●	Our board enjoys unrestricted access to the company’s management, employees and professional advisers;

●	We have a code of business conduct and ethics that is reviewed regularly for best practices and is posted on our website for review;

●	We have a clear set of corporate governance guidelines that is reviewed regularly for best practices and is posted on our website for review;

●	We maintain an anonymous whistleblower hotline accessible on our website;

●	We focus on employee engagement and retention;

●	We are committed to corporate and social responsibility;

●	We provide board oversight and leadership on environmental, social and governance issues;

●	We have adopted a sustainability policy covering, data privacy and security, resource conservation and recycling, environmental policy and employees, which is posted on our website for review;

●	We conduct an annual say-on-pay vote;

●	Our charter documents have no supermajority voting provisions;

●	Our insider trading policy prohibits hedging, pledging or shorting of our stock by all of our employees, including executive officers, and directors;

●	We have adopted a compensation recoupment policy applicable to our executive officers;

●	None of our board members is serving on an excessive number of public company boards;

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We have established stock ownership requirements for our named executive officers and all of our directors to ensure that their interests remain aligned with the interests of the company and our stockholders;

●	There are no family relationships among any of our directors or executive officers;

●	Our board performs an annual self-assessment, led by the chair of the nomination and corporate governance committee, to evaluate its effectiveness in fulfilling its obligations; and

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Our corporate governance documents do not contain a supermajority standard for the approval of a merger or a business combination, which transaction requires the affirmative vote of a majority of the outstanding shares.

Board Leadership Structure

Our board of directors has a chairman who is a non-employee director. Our chairman is responsible for chairing board meetings and meetings of stockholders, assisting management in setting the agendas for board meetings, providing information to the board members in advance of meetings and between meetings and providing guidance to our Chief Executive Officer on corporate strategies. Our Chief Executive Officer joined as a member of our board in February 2024. Our Chief Executive Officer is responsible for implementing the strategic direction of the company and the day-to-day leadership and performance of the company. Our board of directors unanimously appointed our Chief Executive Officer to the board in consideration of the insights he brings to the board in light of his day-to-day leadership of the company and intimate knowledge of our business, operations, technology and sale channels.

The Board’s Role in Risk Oversight

Our board of directors utilizes an enterprise-wide approach to risk management, designed to support the achievement of business objectives, including organizational and strategic objectives, improve long-term organizational performance and enhance stockholder value. The involvement of the full board in setting our business strategy is a key part of its assessment of management’s plans to deal with business risks and determination of what constitutes an appropriate level of risk for the company. While our board has risk oversight responsibility, management is responsible for assessing and managing material risk exposures. Our board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, cybersecurity, and strategic and reputational risks. While the full board has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. For example, financial, legal, IT, cybersecurity and general business risks, including internal controls and oversight of management’s maintenance of the corporate risk register, are overseen by the audit committee. Risks that may be implicated by our executive compensation programs are overseen by the compensation committee and from time to time by the nomination and corporate governance committee. Upon identification of a risk, the assigned board committee or the full board discuss or review risk management and risk mitigation strategies. Additional review or reporting on enterprise risks is conducted as needed or as requested by the board or committee.

Director Independence

Our board of directors has determined that all members of the board, except Mr. Panush, our current CEO, are independent pursuant to the NASDAQ listing rules. In making this determination, our board of directors considered transactions and relationships between each director or his or her immediate family and the company and our subsidiaries, including those reported in the section below captioned, “Transactions with Related Parties.” The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our board affirmatively determined that all of our directors, except Mr. Panush, are independent under the standards set forth by the NASDAQ listing rules.

Relationships among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

Board of Directors Meetings

Our board of directors met five times during 2024 and acted by written consent twice in 2024. All directors attended at least 75% of the meetings of our board of directors and committees on which they serve. It is the policy of our board that the independent directors shall meet separately with no members of management present in executive sessions on a routine basis, but no less than twice annually, to review and discuss, among other things, the company’s strategy, performance and management effectiveness.

Board Committees

Our board of directors has standing audit, compensation, and nomination and corporate governance committees – each of which operates under a charter that has been approved by the board. Current copies of each of the audit, compensation and nomination and corporate governance committee’s charters are posted on the corporate governance section of our website, www.ceva-ip.com. Our board also has ad hoc investment and strategy committees.

The primary purpose of the audit committee is to assist the board of directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of Ceva and audits of the financial statements of Ceva. The members of the audit committee are Maria Marced, Sven-Christer Nilsson and Louis Silver. Mr. Silver serves as the chairman of the audit committee. Mr. Nilsson has been determined as the audit committee financial expert. The audit committee met six times during 2024. All of the members of the audit committee are independent as defined by the NASDAQ listing standards and as defined under the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

The primary purposes of the compensation committee are to discharge the responsibilities of the board of directors relating to compensation of Ceva’s executive officers, to make recommendations with respect to new incentive compensation and equity-based plans and to make recommendations regarding director compensation and administration of Ceva’s equity compensation plans. The members of the compensation committee are Bernadette Andrietti, Maria Marced and Louis Silver. Mrs. Marced serves as the chairman of the compensation committee. The compensation committee met four times in 2024 and acted by written consent once in 2024. All of the members of the compensation committee are independent as defined by the NASDAQ listing standards.

The primary purpose of the nomination and corporate governance committee is to recommend to the board of directors the persons to be nominated for election as directors at any meeting of stockholders; develop and recommend to the board of directors a set of corporate governance principles applicable to Ceva and to oversee the evaluation of the board of directors and management. The members of the nomination and corporate governance committee are Sven-Christer Nilsson and Bernadette Andrietti. Mr. Nilsson serves as the chairman of the committee. The nomination and corporate governance committee met twice in 2024. All members of the nomination and corporate governance committee are independent, as defined by the NASDAQ listing standards.

Audit Committee

The audit committee’s responsibilities include:

●	appointing, approving the compensation, and overseeing the work of our independent auditor;

●	assessing the qualifications and independence of our independent auditor, including through the receipt and consideration of certain reports from independent auditors;

●	reviewing and approving all non-audit related services performed by our independent auditor;

●

reviewing and discussing with the independent auditors the matters required to be communicated by the independent auditors, including pursuant to the standards adopted by the Public Company Accounting Oversight Board;

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reviewing and discussing with the independent auditors the matters required to be communicated by the independent auditors, including pursuant to the standards adopted by the Public Company Accounting Oversight Board;

●	coordinating the Board’s oversight of our internal controls over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

●	reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;

●	preparing the audit committee report required under the SEC rules;

●	overseeing our internal audit staff, including on the appointment, replacement, reassignment or dismissal of an internal audit department manager or director;

●	advising the Board with respect to our policies and procedures regarding compliance with applicable laws and regulations, and our code of business conduct and ethics;

●

establishing procedures for (a) the receipt, retention and treatment of any complaints we receive regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

●	reviewing related-party transactions that would be disclosed pursuant to SEC rules;

●	evaluating and monitoring our cybersecurity and other information technology risks, controls and procedures, including our plans to mitigate cybersecurity risks and respond to data breaches;

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reviewing and discussing with management, as necessary, any specific cybersecurity issues that arise, and where appropriate, engaging with consultants, auditors and other third parties to perform assessments on our cybersecurity measures; and

●	conducting or authorizing investigations into any matters within the scope of its responsibilities.

Audit Committee Financial Expert

Our board of directors has determined that Mr. Nilsson qualifies as an audit committee financial expert, as defined by the applicable rules of the Exchange Act, pursuant to the fact that, among other things, he was the Chief Executive Officer and President of The Ericsson Group, and in those capacities had acquired the relevant experience and expertise and has the attributes set forth in the applicable rules as being required for an audit committee financial expert. Furthermore, each member of our audit committee has demonstrated their capability of (i) understanding generally accepted accounting principles (“GAAP”) and financial statements, (ii) assessing the general application of GAAP principles in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions.

Compensation Committee

The compensation committee’s responsibilities include:

●	determining the compensation of the executive officers, including the Chief Executive Officer;

●	reviewing and making recommendations to the board with respect to our cash and equity incentive plans;

●	reviewing and making recommendations to the board with respect to director compensation;

●	reviewing and making recommendations to the board with respect to clawback policies; and

●	administering Ceva’s equity incentive plans.

Nomination and Corporate Governance Committee

The nomination and corporate governance committee’s responsibilities include identifying individuals qualified to become board members and recommending to the board the persons to be nominated for election as directors and to each of the board’s committees. The committee assists the board in all matters relating to the establishment, implementation and monitoring of policies and processes regarding the recruitment and nomination of candidates to the board and committees of the board, and the development, evaluation and monitoring of our corporate governance processes and principles. The committee also is responsible for developing, implementing and monitoring compliance of our code of business conduct and ethics, and corporate governance guidelines and making recommendations to the board of revisions to the code and the guidelines from time to time as appropriate, as well as providing guidance to the board and management regarding Ceva’s policies and practices relating to environmental, social and governance matters and other relevant sustainability matters.

Director Annual Evaluation

It is important to the company that the board and its committees are performing effectively and in the best interest of the company and its stockholders. The board performs an annual self-assessment, led by the chair of the nomination and corporate governance committee, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The chair of the nomination and corporate governance committee then follows up on this feedback and takes such further action as he deems appropriate.

Director Candidates

The process to be followed by the nomination and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any candidate for inclusion in our board’s slate of recommended director nominees, the nomination and corporate governance committee only considers candidates who have demonstrated executive experience, have experience in an applicable industry, or significant high-level experience in accounting, legal or an applicable technical field. Other criteria will include the candidate’s integrity, business acumen, knowledge of our business and industry, and experience, in addition to considering potential conflicts of interest that may impact the candidate’s ability to act in the interests of all stockholders. The committee will not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experiences, views, professions, education, knowledge, skills and geographic representations that will allow the board to fulfill its responsibilities.

The nomination and corporate governance committee has adopted a policy of accepting recommendations from stockholders for consideration as potential director candidates. Stockholders who wish to submit a recommendation for potential director candidate for consideration should follow the procedures set forth under “Stockholder Proposals for 2026 Annual Meeting and Nominations of Persons for Election to the Board of Directors.” Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nomination and corporate governance committee or the board, by following the procedures set forth under “Stockholder Proposals for 2026 Annual Meeting and Nominations of Persons for Election to the Board of Directors.”

We have not received a director nominee recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock.

Leadership Succession

Our board of directors is committed to adding new directors to infuse new ideas and fresh perspectives in the boardroom. As part of our board’s succession planning, the nomination and corporate governance committee and our board regularly review the composition of the board and assess the balance of knowledge, experience, skills, expertise, tenure and diversity that is appropriate for the board and the company. In that regard, we added Ms. Liu to our board in 2021, Mr. Panush in 2024 and Mr. Faintuch in 2025, and four long-tenured directors retired or resigned since 2021.

Our board of directors also plans for succession to the position of Chief Executive Officer. To assist the board with its review, our Chief Executive Officer periodically provides the board with an assessment of senior executives and their potential to succeed to the position of Chief Executive Officer.

Our Chief Executive Officer also provides the board with an assessment of potential successors to key positions. In addition, Dana Maor Megiddo, a seasoned human resources executive with years of experience joined the company in 2020, as VP People and is helping to reshape the company’s processes for promotion of its employees, workforce training and the identification of the next generation of leaderships within the company. Furthermore, through invitation to its meetings and access to key employees, our board of directors has the opportunity to meet with leaders of our company and conduct its own analysis of the company’s culture and employees.

Board Tenure

Our board of directors recognizes that its current members have served on the board of directors for various tenures, with three directors serving less than five years and three directors serving more than twenty years. Our board of directors believes that the board represents a balance of industry, technical and financial experiences, which provide effective guidance and oversight to management. Our governance policies reflect our belief that directors should not be subject to term limits. While term limits could facilitate fresh ideas and viewpoints being consistently brought to the board, we believe they are counterbalanced by the disadvantage of causing the loss of a director who over a period of time has developed insight into our strategies, operations, and risks and continues to provide valuable contributions to board deliberations. Nonetheless, we have heard our stockholders’ desire for board refreshment. Our board of directors is committed to adding new directors to infuse new ideas and fresh perspectives in the boardroom. Our nomination and corporate governance committee assesses the continuing independence of long-tenured directors from management as part of its determination on whether to nominate an incumbent director for re-election. In addition to the retirements or resignations of four long-standing directors since 2021, we have undertaken various steps to augment our current board tenure, including the appointment of Ms. Liu in 2021, Mr. Panush in 2024 and Mr. Faintuch in 2025. We will continue to monitor board tenure and consider changes as appropriate.

Stockholder Engagement

Our board of directors and management focus on creating long-term, sustainable stockholder value. Key to this goal is stockholder engagement at conferences and in one-on-one meetings to discuss our financial performance, corporate governance practices, executive compensation programs and other matters. Our conversations with stockholders allow us to better understand our stockholders’ perspectives and provide us with useful feedback to calibrate our priorities.

Since 2019, we have generally undertaken a comprehensive, annual stockholder engagement process to gain insights into our stockholders’ concerns and identify areas for improvement within our executive compensation program and corporate governance matters generally. In accordance with the importance that our board of directors places on stockholder engagement, the chair of our board of directors, Peter McManamon, conducts the stockholder outreach with assistance from management. In March 2025, our chairman reached out to 15 of our largest stockholders (who at the time owned approximately 62% of our issued and outstanding shares of common stock) in a letter summarizing recent developments of the company and offering to listen to their perspectives and concerns, if any, in follow-up, individualized engagements. Stockholders who at the time owned approximately 42% of our issued and outstanding common stock responded to Mr. McManamon’s letter.

We welcome the feedback we received during our engagement with our stockholders. The table below describes what we have heard from our stockholders in recent years and how we have implemented improvements to address our stockholders’ feedback.

What We Heard	How We Responded
Incentive awards should be more performance-based.

Starting from 2020, a substantial amount of the equity compensation for our executive officers has been in the form of restricted stock units with vesting subject to performance-based metrics, half of which have tied to total shareholder return relative to selected stock indices (“TSR”), with an even greater tie to TSR for our chief executive officers. Furthermore, in February 2023, we granted performance-based stock units to each of Messrs. Panush, Arieli, Boukaya, and Toquet with vesting subject to performance-based metrics covering the three-year period from 2023 to 2025.

We should consider board tenure.

Our board of directors is committed to adding new directors to infuse new ideas and fresh perspectives in the boardroom. In addition to the appointment of Ms. Liu to our board in 2021, Mr. Panush to our board in 2024 and Mr. Faintuch to our board in 2025, since 2021, four long-tenured board members retired. We are considering undertaking additional steps to augment our current board composition in consideration of our current board tenure. We added Ms. Liu to our board in 2021 in consideration of her expertise in M&A and in corporate governance and corporate responsibility matters for public companies. We added Mr. Panush to our board in 2024 in consideration of his expertise in corporate development and strategy based on his extensive leadership experiences in the semiconductor industry as well as his business insight gained in his role as our current Chief Executive Officer. We added Mr. Faintuch to our board in 2025 in consideration of his expertise as a business and technology executive at some of the world’s leading semiconductor companies.

Consider material risks and opportunities with respect to reputational matters and responsible business practices.

Our nomination and corporate governance committee is responsible for board oversight and leadership on responsible business practices, including with respect to sustainability and assessment of risks and opportunities that may be material to our business from an environmental, social and governance perspective. We also set up a taskforce within the company to oversee the development and implementation of a sustainability policy, which is posted on the company section of our web site at www.ceva-ip.com/sustainability, and which also contains a link to our 2024 report on related initiatives for 2023.

We should focus on workforce engagement and retention matters that are material to our business.

Dana Maor Megiddo, a seasoned human resources executive with years of experience, joined the company in 2020. Since then, she has focused on improving employee engagement, compensation and benefits, while increasing soft skills training for managers, for better performance reviews, retention and ability to hire in a very competitive market.

Furthermore, until the end of 2021, Ms. Andrietti served on the board of Cercle InterElles association, a leadership network of 15 companies in the technology and science fields dedicated to closing the gender gap in these fields and to promoting women leadership. Her expertise in this area provides guidance to management on promotion of diversity in the workforce.

Communicating with the Independent Directors by Stockholders

The board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The chairman of the nomination and corporate governance committee, with the assistance of our corporate secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nomination and corporate governance committee or the corporate secretary considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to Board of Directors c/o Corporate Secretary, Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850.

Code of Business Conduct and Ethics

Our board of directors adopted a Code of Business Conduct and Ethics (our “Code of Ethics”). Our Code of Ethics applies to all of our employees and is posted on the corporate governance section of our website at www.ceva-ip.com. The Code of Ethics satisfies the requirements under the Sarbanes-Oxley Act of 2002, NASDAQ rules applicable to issuers listed on the NASDAQ Market and the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). The Code of Ethics, among other things, addresses issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the Code of Ethics is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. Any waivers to the Code of Ethics with respect to our executive officers and directors may be granted only by the audit committee. Any waivers to the Code of Ethics with respect to the remainder of the employees may be granted by the compliance officer, which is currently our Chief Financial Officer. Any waivers to the Code of Ethics and any amendments to the Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or persons performing similar functions, will be posted on our website.

Our audit committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, as well as any other complaints, and (b) the confidential, anonymous submission via a third-party vendor by our employees of concerns regarding questionable accounting or auditing matters, as well as any other complaints.

Insider Trading Policies and Procedure

Our Code of Ethics, which is applicable to all directors and employees, prohibits directors and employees who have material non-public information about the Ceva or other companies, including our suppliers and customers, as a result of their relationship with Ceva are prohibited by law and Ceva policy from trading in Ceva securities or securities of such other companies, as well as from communicating such information to others who might trade on the basis of that information.

We also maintain an Insider Trading Policy governing the purchase, sale, gifting or other disposition of our securities by our directors, officers, employees and certain other covered persons. Those covered by the Insider Trading Policy are subject to various restrictions on transacting in our securities. Additionally, under our Blackout Policy, certain individuals are prohibited from trading securities during various times throughout the year, and certain individuals must receive pre-clearance from our compliance officer, who is currently our Chief Financial Officer, prior to trading. Repurchases of Ceva stock by the company pursuant to our share repurchase program are conducted under the supervision of our Chief Financial Officer.

A copy of our Insider Trading Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

We believe our policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and exchange listing standards applicable to Ceva.

Prohibition on Pledging and Hedging of Company Securities

Pursuant to our Insider Trading Policy, all employees of the company, including executive officers, as well as directors, are prohibited from engaging in short-term or speculative securities transactions with respect to our common stock, such as short sales, puts, calls and other exchange-traded derivatives. Since the inception of the policy, no director or executive officer has pledged or hedged any company shares. Nonetheless, in 2020, the board of directors enhanced the policy to eliminate the availability of any waiver for pledging or hedging by directors and employees, including executive officers.

Practices Regarding Timing of Equity Award Grants

In recent years, we have not compensated our executive officers with options, and we also do not generally compensate our other employees with options, and instead have principally relied on grants of RSUs and PSUs pursuant to our 2011 Plan.

It is our practice not to time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Our annual RSU and PSU awards to our named executive officers are generally approved by our compensation committee at its first regularly scheduled meeting of the fiscal year. These annual awards are generally approved with an effective time as of the close of business on the completion of the second trading day after the release of earnings for the prior fiscal year, and the number of shares subject to the awards are determined based on a fixed dollar amount approved by the compensation committee divided by the closing price as of the effective time of the awards. Our RSU awards to other eligible employees, including for new hires and refresh awards, are generally approved by our compensation committee on a similar basis, with the grant of such awards effective as of the close of business on the completion of the second trading day after the release of earnings for the applicable prior fiscal quarter.

Compensation Recoupment Policy

Effective November 7, 2023, our board of directors adopted a compensation recoupment policy (the “clawback policy”) as required by Rule 10D-1 under the Exchange Act and the corresponding NASDAQ listing standards. In the event the company is required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under U.S. federal securities laws, the clawback policy requires the company to recover erroneously awarded compensation that is granted, earned or vested based in whole or in part upon the attainment of a financial reporting measure and that is received by our current and former executive officers (as defined in Rule 10D-1) during the three fiscal years preceding the date that the company is required to prepare the accounting restatement. The amount recoverable is the compensation paid or payable in excess of the amount that would have been paid or payable based on the restated financial results.

In addition, as a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results due to our material noncompliance, as a result of misconduct, with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive.

Responsible Business

We are committed to being a responsible and respected global corporate citizen and a more sustainable company in the countries where we have operations and employees. Our innovative technologies, which powered more than two billion devices shipped in 2024 alone, inherently provide our customers with low-power solutions that through reduced energy use have a positive impact on our planet and its people. In addition, we have reduced our environmental footprint by using cloud-based infrastructure and adopting other more efficient business practices to minimize our own energy consumption and waste generation, and our remote hybrid work policies further contribute to decreased carbon emissions by reducing the need for daily commutes. We have also expanded our community volunteering programs and enhanced our employee mental health assistance program, reinforcing our dedication to creating a positive work environment.

We also recognize that certain environmental, social and governance factors can help identify and assess risks and opportunities that can have real financial impact over the long term. This is why in recent years we have proactively worked to better understand which of these risks and opportunities are relevant to our business and to manage them accordingly. In that regard, our board of directors determined that the management and oversight of these matters are critical responsibilities of the board, has undergone training on the latest developments in responsible business practices to set the tone for improvements within our company, and has delegated to the nominations and governance committee responsibility to oversee our responsible business efforts and commitments.

Using the technology and communication sector (semiconductor industry) standards issued by the Sustainability Accounting Standards Board as a guidepost, our commitment to sustainable and responsible business focuses on environmental controls, resource conservation and recycling, employee engagement, diversity and equal opportunity, employee health and safety, corporate governance and business ethics. This framework is distilled into our Sustainability Policy, which is posted on the company section of our web site at www.ceva-ip.com/sustainability, and which also contains a link to our 2024 report on related initiatives for 2023.

Cybersecurity and Data Protection

Cybersecurity represents an important component of our overall approach to enterprise risk management and is one of the key risks identified for oversight by our board of directors through our annual enterprise risk management assessment. Our enterprise risk management approach generally, and our cybersecurity practices in particular, are based upon industry standards and implemented using managed security applications. We generally approach cybersecurity threats through a cross-functional approach and endeavor to: (i) prevent and mitigate cybersecurity threats to the company; (ii) maintain the confidence of our customers, clients and business partners; (iii) preserve the confidentiality of our employee’s information; and (iv) protect our intellectual property.

We take various measures to ensure the integrity of our systems, including implementation of security controls, periodic assessment and testing of our processes and practices including through engagement with consultants, auditors and other third parties to perform assessments on our cybersecurity measures, and regular training of our employees with respect to measures we can take to enable us to thwart cybersecurity attacks. While the full board has the ultimate oversight responsibility, our audit committee reviews the risk management processes relating to cybersecurity on a regular basis. Further, all our employees are trained at least annually on our information security procedures.

Director Attendance at Stockholder Meetings

We have adopted a guideline providing that, in light of the geographic dispersion of our directors, the directors’ attendance at the annual meeting of stockholders is encouraged but not required. Our 2024 annual meeting of stockholders was conducted virtually and was attended by all directors.

Transactions with Related Parties

One of our directors, Jaclyn Liu, is a senior partner of Morrison & Foerster LLP, our outside legal counsel. Aggregate fees paid to Morrison & Foerster LLP for the year ended December 31, 2024 were approximately $0.4 million.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law.

We have adopted a written policy regarding related person transactions which is incorporated in the charter of the audit committee. Pursuant to this policy, our audit committee must review and approve any such transactions. Except as described above with respect to Ms. Liu, there were no other related party transactions in 2024.

Legal Proceedings

To our knowledge, no material proceedings exist to which any director, officer or affiliate of Ceva, any owner of record or beneficially of more than 5% of any class of voting securities of Ceva, or any associate of any such director, officer, affiliate of Ceva, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

No Supermajority Vote on Approval of Mergers or Other Business Combinations

Our corporate governance documents do not contain a supermajority standard for the approval of a merger or a business combination. Such transactions require the affirmative vote of a majority of the outstanding shares.

Corporate Governance Guidelines

Our board of directors adopted a set of corporate governance guidelines which set forth the practices our board follows with respect to, among other things, the composition of the board and board committees, director responsibilities, director continuing education and performance evaluation of the board. The guidelines are posted on the IR section of our web site at www.ceva-ip.com.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of March 11, 2025.

Name	Age	Business Experience

Amir Panush	51

Amir Panush has served as our Chief Executive Officer since January 2023, a director since February 2024, and is a nominee to the Board of Directors. His description appears under “Proposal 1 – Election of Eight Directors.”

Yaniv Arieli	56

Mr. Arieli has served as our Chief Financial Officer since May 2005. Prior to his current position, Mr. Arieli served as President of U.S. Operations and Director of Investor Relations of DSP Group beginning in August 2002 and Vice President of Finance, Chief Financial Officer and Secretary of DSP Group’s DSP Cores Licensing Division prior to that time. Before joining DSP Group in 1997, Mr. Arieli served as an account manager and certified public accountant at Kesselman & Kesselman, a member of PricewaterhouseCoopers, a leading accounting firm. Mr. Arieli is a CPA and holds a B.A. in Accounting and Economics from Haifa University in Israel and an M.B.A. from Newport University and is also a member of the National Investor Relation Institute.

Michael Boukaya	50

Mr. Boukaya has served as our Chief Operating Officer since April 4, 2019. Mr. Boukaya was promoted to Executive Vice President and Chief Operating Officer in November 2022. Previously, he served as Vice President and General Manager of Wireless Business Unit from October 2014 to April 2019, and VP and Chief Architect with overall responsibility for the research and development of next generation DSP Cores, wireless platform architectures and multimedia processors from January 2006 to October 2014. Prior to joining Ceva, he was with the DSP Group since 1998, holding different engineering and R&D management positions. Mr. Boukaya holds a B.Sc. in Electronic Engineering from Technion Technology Institute and graduated from Executive Program of Stanford Graduate School of Business. He holds several patents on DSP Technology.

Gweltaz Toquet	52

Mr. Toquet has served as our Chief Commercial Officer since January 2023. Mr. Toquet has more than 20 years of sales and management experience with the Company, most recently serving as our Vice President of Sales for Asia Pacific, India and Europe. In particular, Mr. Toquet has spent over 15 years as our Vice President of Sales for Asia Pacific based in Hong Kong, where he led the build-out and management of the sales and support functions in the region spanning China, Japan, Taiwan and Korea. Prior to joining the company in 2002, Mr. Toquet held several roles in sales, business development, product marketing and business line management at Freehand DSP and Texas Instruments. Mr. Toquet holds a Master of Science in Engineering degree from Institut Supérieur d’Electronique de Paris (ISEP).

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Our named executive officers for the fiscal year ended December 31, 2024 are:

●	Amir Panush, our Chief Executive Officer;
●	Yaniv Arieli, our Chief Financial Officer;
●	Gweltaz Toquet, our Chief Commercial Officer; and
●	Michael Boukaya, our Executive Vice President and Chief Operating Officer.

Overview of Compensation Philosophy and Objectives

We operate in a very competitive, dynamic and challenging industry. The compensation committee, which establishes our compensation policy, seeks to achieve the following three broad goals in connection with our executive compensation program:

●	enable Ceva to attract and retain qualified executive officers;

●

create a performance-oriented environment by rewarding executive officers for the achievement of Ceva’s business objectives, both short-term and long-term, and achievement within an individual executive officers’ particular area of responsibility; and

●

provide executive officers with equity incentives in Ceva so as to link a portion of an executive officer’s compensation with the positive performance of the company as reflected in Ceva’s common stock and strategic goals.

We believe that our executive officers’ compensation should be tied to both the short-term and long-term performance of our stock, which we believe aligns our executive compensation with returns to our shareholders while also reflecting our operating performance and ultimately the management of the company by our executive officers. Our policy for allocating between short-term and long-term compensation is to ensure adequate base compensation to attract and retain key personnel, while providing incentives to maximize long-term value for our company and our stockholders. We further believe that our executive officers’ total annual cash compensation should vary with the company’s performance and that the higher an executive officer’s level of responsibility within the company, the greater the percentage of such executive officer’s compensation should be tied to the company’s performance. However, notwithstanding the above principles, we rely upon informed judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer.

The compensation committee believes that the company’s executive compensation program closely links to the company’s business strategies, aligns pay with performance and reflects competitive practices regarding executive compensation.

The compensation committee, which is comprised solely of independent, non-employee board members, has the authority and responsibility to establish our overall compensation strategy, including reviewing, analyzing and approving the compensation structure for our Chief Executive Officer, our executive and non-executive officers and other key employees each fiscal year; and administer our incentive compensation and benefit plans, 401(k) plan, and equity incentive and purchase plans. The compensation committee regularly updates the board of directors with respect to its undertakings in establishing the company’s overall compensation strategy. Mses. Andrietti and Marced, and Mr. Silver were the members of the compensation committee in 2024 with Ms. Marced serving as the chair.

Executive Compensation Practices at a Glance

What We Do	What We Do Not Do

Pay for Performance under Our Executive Bonus Plans. We link pay to performance and stockholder interests by establishing annual executive cash and equity bonus plans for our executive officers based solely on financial and business metrics established in advance by the compensation committee.

No “Single Trigger” Severance Payments: We do not have “single trigger” severance payments owing solely on account of the occurrence of a change of control event.

Performance-Based Equity Awards for All Executive Officers. We incentivize executive officers to achieve the company’s strategic and business goals with the grant of equity awards to executive officers tied to performance metrics. In 2024, approximately 60% of the aggregate annual equity awards granted to our executive officers were in the form of performance-based stock units (“PSUs”), with significant components vesting based on stock price performance.

No Re-Pricing of Equity Awards: Our equity plans prohibit repricing of equity awards without stockholder approval.
Capped Incentives under Our Annual Executive Bonus Plans. Except for the sales-based incentive plan for our sales organization heads, our annual executive cash bonus plans are PSU awards are capped.

No Hedging or Pledging in Company Securities: All of our employees, including executive officers, and directors are prohibited from engaging in any hedging or pledging transaction with respect to company equity securities.

Time-Based Equity Awards Generally Subject to Multi-Year Vesting. Our time-based equity award grants to our executive officers are generally subject to a multi-year vesting schedule.	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses under our annual executive bonus plan.

Thorough Compensation Risk Assessment: Our compensation committee conducts an annual assessment of the company’s executive and broad-based compensation programs to ensure prudent risk management, including related policies such as ownership guidelines, hedging/pledging prohibitions, and recoupment.

No Nonqualified Defined Contribution or Other Deferred Compensation Plan. We do not have any such plans.
Compensation Committee Independence and Experience: Our compensation committee is comprised solely of independent directors who have extensive experience.	No Special Perquisites or Retirement Benefits: We do not provide special perquisites or retirement benefits to our executive officers that are not generally provided to all of our employees.
Independent Compensation Advisor: Our compensation committee has the authority to select and engage its own independent advisor.	No Tax Gross-Ups: We do not provide tax gross-ups.
Say-on-Pay: We conduct an annual say-on-pay vote.

Role of Chief Executive Officer in Compensation Decisions

In its annual review of each executive officer’s total compensation, the compensation committee takes into consideration the assessment of the performance of each executive officer by our Chief Executive Officer (other than his own performance, which is reviewed solely by the compensation committee), their accomplishments, and individual performance of each such executive officer, including our Chief Executive Officer’s recommendation with respect to salary adjustments and annual equity award amounts. Our Chief Executive Officer’s recommendations are generally approved by the compensation committee.

Role of Compensation Consultants in Compensation Decisions

The charter of the compensation committee authorizes the committee to engage the services of consultants to assist in the determination of our executive officers’ compensation. Compensation decisions for the 2024 fiscal year were made in part based on advice of Compensia, Inc., an independent compensation consultant. Compensia was engaged by the compensation committee in January 2023 to provide a summary of incentive plan design market practices, to outline equity plan considerations and to assist with our pay vs. performance disclosure presentations and analysis.

In November 2024, the compensation committee engaged the services of Meridian Compensation Partners, an independent compensation consultant, to provide advice to the committee in connection with matters pertaining to executive and outside director compensation based on competitive market compensation data analyses. Advice from Meridian was considered by the compensation committee in making pay decisions for executive officers in 2025 and by the board in making decisions regarding director compensation as well as stock ownership guidelines for directors and executive officers.

In connection with the engagement of Meridian, in December 2024, the compensation committee, with guidance from Meridian and input from senior management, selected the following peer group of companies for determining the compensation of our named executive officers for 2025 in connection with our annual compensation review and for updating our director compensation policy:

A10 Networks	Couchbase	Kaltura	Mitek Systems	Power Integrations
Ambarella	Domo	Magnachip Semiconductor	Navitas Semiconductor	Red Violet
Amplitude	Indie Semiconductor	Matterport	OneSpan	SiTime
Arteris	InterDigital	MaxLinear	PDF Solutions	Xperi

This 20-company peer list was selected based on the following selection criteria:

●	Public, U.S. listed companies in the semiconductor and software industries that have a global presence;
●	Companies with revenues between $50 million and $500 million, with an emphasis on high growth companies; and
●	Companies with market capitalization between $350 million and $3.5 billion.

We plan on reviewing the peer group for appropriateness each year as we prepare for our annual compensation reviews.

Compensation Consultant Independence

To ensure independence, the compensation committee, as needed, will directly engage a compensation consultant and determine its independence. The compensation committee has determined that both Compenisa and Meridian are independent under applicable SEC and Nasdaq rules, based on the committee’s review of the services provided to the company, and concluded that no conflict of interest existed that would prevent Compensia or Meridian from independently advising the compensation committee.

2024 “Say on Pay” Advisory Vote on Executive Compensation

Our stockholders provide an advisory vote annually on executive compensation. At our 2024 annual meeting of stockholders, approximately 79% of the votes cast in the “say on pay” advisory vote, representing approximately 60% of our total shares of record for the meeting, were “FOR” approval of our executive compensation. Based on our discussions with significant stockholders, we believe that these results reflect the support our stockholders have for our compensation practices, including our strong reliance on long-term equity incentives, and that our stockholders value the consistency in our overall approach both in making year-over-year comparisons to our compensation and in evaluating management’s confidence in our performance.

Principal Elements of Executive Compensation

Compensation of our executive officers consists of three principal components: base salary, annual cash incentive award payable pursuant to a performance-based bonus plan and long‑term equity incentive compensation. In 2024, equity incentive compensation to our executive officers consisted of a mix of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”).

The determination by the compensation committee of the remuneration of Mr. Toquet in 2024 generally was based upon methods consistent with those used for our other executive officers, except that in lieu of participating in the 2024 Executive Bonus Plan discussed below, he was eligible for a commission-based cash bonus, payable quarterly based on criteria discussed below.

Base Salary. The base salaries of our executive officers are reviewed annually and are set by the compensation committee. Base salaries for executive officers, including the Chief Executive Officer, are generally determined on an individual basis by evaluating (i) the executive’s scope of responsibility and changes in job responsibility, performance, prior employment experience and salary history; (ii) our financial performance, including changes in our revenues and profits, during the year; (iii) competitive market conditions for executive compensation; and (iv) internal consistency within our salary structure. The base salaries of Messrs. Panush, Arieli and Boukaya are denominated in New Israeli Shekel (NIS) in consideration that these executive officers reside in Israel. Mr. Toquet’s base salary is denominated in Swedish Krona (SEK), as he resides in Sweden. The base salaries of our executive officers did not change in 2024 or in 2025 through the date of this proxy statement, except in February 2024, the compensation committee approved a salary increase of approximately 8% for Mr. Toquet.

2024 Executive Bonus Plan. The compensation committee believes that an annual performance-based cash award to supplement base salaries of executive officers provides an important incentive to the achievement of corporate goals. Accordingly, in February 2024, the compensation committee established a 2024 Executive Bonus Plan for each of Messrs. Panush, Arieli and Boukaya, effective January 1, 2024 to December 31, 2024. The committee believed that the 2024 Executive Bonus Plan was an important part of maintaining the overall competitiveness of the company’s executive compensation program.

Parameters of the 2024 Executive Plan, as adjusted to exclude any discontinued operations, are as follows:

Weighting	Financial Target	Threshold for Receipt of Bonus	Linear Calculation Between Threshold and Target	Linear Calculation between Target and Maximum
40%	Specified 2024 revenue target approved by the board (the “2024 Revenue Target”)	90% of the 2024 Revenue Target	If we achieve between 90% and 100% of the 2024 Revenue Target, that percentage of the target bonus amount, subject to 40% weighting, would be payable

For the 2024 Revenue Target, if our actual result exceeds 100% of the target, every 1% achieved above the target, up to 110%, would result in an increase of 5% for Mr. Panush and an increase of 2.5% for each of Messrs. Arieli and Boukaya in bonus payable, subject to 40% weighting

40%	Specified 2024 non-GAAP earnings per share approved by the board (the “2024 EPS Target”)	90% of the 2024 EPS Target	If we achieve between 90% and 100% of the 2024 EPS Target, that percentage of the bonus amount, subject to 40% weighting, would be payable

For the 2024 EPS Target, if our actual result exceeds 100% of the target, every 1% achieved above the target, up to 110%, would result in an increase of 5% for Mr. Panush and an increase of 2.5% for each of Messrs. Arieli and Boukaya in bonus payable, subject to 40% weighting

In addition, 20% weighting was applied for the execution of three covered customer agreements on parameters set by the compensation committee (the “2024 Customer Targets”), the achievement of which was to be determined by the compensation committee in its sole discretion.

Under the 2024 Executive Bonus Plan, the target annual cash incentive award opportunities for each of Messrs. Panush, Arieli and Boukaya are established as a percentage of each such executive officer’s base salary for 2024. The target and maximum award opportunities for Messrs. Panush, Arieli and Boukaya for 2024 are as follows:

Named Executive Officer	Target Award (as a percentage of base salary)	Maximum Award (as a percentage of base salary)
Amir Panush	70%	98%
Yaniv Arieli	50%	60%
Michael Boukaya	50%	60%

Payment of bonuses (if any) under the 2024 Executive Bonus Plan are made in 2024. Bonuses are paid in cash in a single lump sum, subject to payroll taxes and tax holdings.

The compensation committee believes revenue and EPS are the appropriate targets to base the 2024 Executive Bonus Plan because these performance measures reflect management’s efforts in determining new markets, developing new technologies and executing on initiatives to expand and grow the company. Such factors represent short-term success or failure of the company and align management’s interests with that of stockholders.

2024 Executive Bonus Plan Payments. In 2024, the company exceeded the 2024 Revenue Target by 2%, EPS was above the 2024 EPS Target by 6%, and each of the 2024 Customer Targets were achieved. Based on these achievements, bonuses were paid out under the 2024 Executive Bonus Plan as follows:

Name	Payout	Payout Percentage
Amir Panush	$398,896	115%
Yaniv Arieli	$177,235	107%
Michael Boukaya	$150,649	107%

Payments under the 2024 Executive Bonus Plan were denominated in New Israeli Shekel (NIS), and for purposes of this discussion, NIS amounts were translated into the U.S. dollar at the exchange rate of NIS into the U.S. dollars at the time of accrual.

Mr. Panush’s bonus was calculated as follows:

Weight	Objective	Results	Calculation
40% of Target Bonus	2024 Revenue Target	Actual 2024 revenues were $106.9 million (vs. target of $105.0 million), ~2% above the 2024 Revenue Target.	Payout percentage: 109% Payout: $150,956
40% of Target Bonus	2024 EPS Target	Actual non-GAAP earnings per share was 36 cents (vs. target of 34 cents), ~6% above the 2024 EPS Target.	Payout percentage: 129% Payout: $178,842
20% of Target Bonus	2024 Customer Targets	In excess of three covered customer agreements on parameters set by the compensation committee were executed.	Payout percentage: 100% Payout: $69,098

Mr. Arieli’s bonus was calculated as follows:

Weight	Objective	Results	Calculation
40% of Target Bonus	2024 Revenue Target	Actual 2024 revenues were $106.9 million (vs. target of $105.0 million), ~2% above the 2024 Revenue Target.	Payout percentage: 105% Payout: $68,846
40% of Target Bonus	2024 EPS Target	Actual non-GAAP earnings per share was 36 cents (vs. target of 34 cents), ~6% above the 2024 EPS Target.	Payout percentage: 115% Payout: $75,485
20% of Target Bonus	2024 Customer Targets	In excess of three covered customer agreements on parameters set by the compensation committee were executed.	Payout percentage: 100% Payout: $32,904

Mr. Boukaya’s bonus was calculated as follows:

Weight	Objective	Results	Calculation
40% of Target Bonus	2024 Revenue Target	Actual 2024 revenues were $106.9 million (vs. target of $105.0 million), ~2% above the 2024 Revenue Target.	Payout percentage: 105% Payout: $58,519
40% of Target Bonus	2024 EPS Target	Actual non-GAAP earnings per share was 36 cents (vs. target of 34 cents), ~6% above the 2024 EPS Target.	Payout percentage: 115% Payout: $64,162
20% of Target Bonus	2024 Customer Targets	In excess of three covered customer agreements on parameters set by the compensation committee were executed.	Payout percentage: 100% Payout: $27,968

2024 Incentive Bonus Plan for Chief Commercial Officer. The process for setting the annual revenue target for Mr. Toquet’s incentive plan begins with a discussion by our Chief Executive Officer and Chief Financial Officer of the strategic and operating plans for the relevant fiscal year. The compensation committee then reviews such objectives and, subject to any further adjustments, approves them. The annual revenue target set for Mr. Toquet’s incentive plan generally required significant effort by Mr. Toquet to achieve.

In February 2024, the compensation committee approved a 2024 Incentive Plan for Mr. Toquet, effective as of January 1, 2024 (the “Toquet 2024 Plan”).

In accordance with the Toquet 2024 Plan, Mr. Toquet’s bonus was comprised of four components. The first component, based on annual revenue, was determined using a formula with a 2024 annual revenue target of $110 million multiplied by a specified commission rate. A commission multiplier of 1.0 is applied to the commission rate for annual revenue between 0% to 100% of target and a commission multiplier of 1.5 is applied to the commission rate for annual revenue in excess of 100% of target. Finally, the annual revenue component of Mr. Toquet’s bonus was capped at SEK 2,000,000, or approximately $200,000. The second component of Mr. Toquet’s bonus was a quarterly bonus of $6,000 each quarter if specified quarterly revenue targets, based on the 2024 annual revenue target, were achieved. The quarterly revenue targets in 2024 were $25.0 million for the first quarter, $27.0 million for the second quarter, $28.3 million for the third quarter and $29.7 million for the fourth quarter. The third and final component of Mr. Toquet’s bonus was an additional bonus of $6,000 or $10,000 each time he successfully executed a new license agreement or integrated intellectual property services agreement, respectively, in each case meeting a certain predetermined royalty per chip and, in some cases, license fee threshold amount with a specified strategic customer. The commission-based bonus was payable quarterly based on the criteria discussed above and was subject to payroll taxes and tax withholdings.

Based on the terms of the Toquet 2024 Plan, as amended, Mr. Toquet was paid an aggregate bonus of $209,000, comprised of: (i) an amount of $182,000 based on the annual revenue target and (ii) $26,000 based on the strategic account agreements the company executed with customers in 2024. These payments were denominated in SEK, and for purposes of this paragraph, SEK amounts were translated into the U.S. dollar at the exchange rate of SEK into the U.S. dollars at the time of accrual.

Equity Incentive Plans

We intend that our equity incentive plans are the primary vehicle for offering long-term incentives and rewarding our executive officers and key employees. We also regard our equity incentive plans as key retention tools.

2011 Stock Incentive Plan

For further information concerning our 2011 Stock Incentive Plan, please refer to “Proposal 3 – Approval of an Amendment and Restatement of the Company’s 2011 Equity Incentive Plan.”

2002 Employee Stock Purchase Plan

For further information concerning our 2002 Employee Stock Purchase Plan, please refer to “Proposal 2 – Approval of an Amendment and Restatement of the Company’s 2002 Employee Stock Purchase Plan.”

2024 Equity Awards to Executive Officers

In 2024, the compensation committee granted time-based RSUs and PSUs to each of Messrs. Panush, Arieli, Boukaya and Toquet. With respect to the PSU grants, the performance metrics were intended to align with the interests of our stockholders in both the short term and in the long term.

After considering various factors, including historic practices and the views of our institutional investors pursuant to engagements with them by the chairman of the board and certain management members, the compensation committee approved 2024 equity awards to the executive officers in the aggregate equity grant value set forth below and weighted the RSUs and PSUs (together, the “2024 Equity Grant”) as follows:

	Grant Value	2024 Equity Grant Weighting (RSU/ PSU)
Amir Panush	$1.920 million	40%/60%
Yaniv Arieli	$0.77 million	60%/40%
Michael Boukaya	$0.63 million	60%/40%
Gweltaz Toquet	$0.52 million	60%/40%

2024 Restricted Stock Unit Award to Executive Officers

February 2024, Messrs. Panush, Arieli, Boukaya and Toquet received grants of 33,318 RSUs, 20,043 RSUs, 16,399 RSUs and 13,535 RSUs, respectively, based on the above 2024 Equity Grant equity grant values. One-third of the RSUs granted in 2024 vest each year commencing on the first-year anniversary of the grant date.

Equity incentive awards to our executive officers and other key employees are typically granted annually in conjunction with the review of the individual performance of our executive officers. Equity incentive awards are not necessarily granted to each executive officer during each year. Grants of equity incentive awards to newly hired executive officers who are eligible to receive them generally are made at the next regularly scheduled compensation committee meeting following their hire date.

2024 Performance-Based Restricted Stock Unit Award to Executive Officers

In establishing the performance metrics for the PSU grants under the 2024 Equity Grant, the compensation committee attributed 50% weighting to 2024 license and related revenues, 25% to relative total stockholder return against the S&P Semiconductors Select Industry Index (“S&P Index”) and 25% to relative total stockholder return against the Russell 2000 Index (“Russell Index”). The compensation committee determined that annual license and related revenue was the appropriate metric for a portion of the PSU grant because, unlike royalty revenue which is dependent on a variety of factors outside of management’s control, license and related revenue is a measure that management can control through anticipating market need and determining market reach, setting technology milestones and achieving them, as well as attentiveness and focus on achieving the actual licensing design wins. License and related revenue also drives long-term value creation. The compensation committee determined, after considering input from Compensia, that relative total stockholder return against the S&P index and Russell index was the appropriate metric for the other portions of the PSU grant because both the S&P index and Russell index are widely known and accepted indices representing broad investor base and generally consistent with performance of peers in the company’s space.

In February 2024, each of Messrs. Panush, Arieli, Boukaya and Toquet received PSU grants with the target settlement amounts of 49,978 shares, 13,362 shares, 10,932 shares and 9,023 shares, respectively, based on the above equity value figures. Additionally, PSUs representing an additional 60%, meaning an additional 29,986 shares, would be eligible for vesting for Mr. Panush, and an additional 40%, meaning an additional 5,344 shares, 4,372 shares and 3,609 shares, would be eligible for vesting for each of Messrs. Arieli, Boukaya and Toquet, respectively, if the performance goals were achieved at maximum levels. Subject to achievement of the performance goals, as detailed below, one-third of the total number of shares of common stock earned in respect of the PSUs granted in 2024 vest each year, with vesting commencing on the first anniversary of the grant date.

The performance goals for the PSU grants for 2024, with specified weighting are as follows:

Weighting	Goals
50%

Vesting of the full 50% of the PSUs occurs if we achieve the 2024 license and related revenue target approved by the board (the “2024 License Revenue Target”). The vesting threshold is achievement of 90% of 2024 License Revenue Target. If our actual result exceeds 90% but less than 99% of the 2024 License Revenue Target, 91% to 99% of the eligible PSUs would be subject to vesting. If our actual result exceeds 100% of the 2024 License Revenue Target, every 1% increase of the 2023 License Revenue Target, up to 120%, would result in an increase of 2% of the eligible PSUs for Messrs. Arieli, Boukaya and Toquet and an increase of 3% of the eligible PSUs for Mr. Panush.

25%

Vesting of the full 25% of the PSUs occurs if we achieve positive total shareholder return whereby the return on our stock for 2024 is greater than S&P Index. The vesting threshold is achieved if the return on our stock for 2024 is at least 90% of the S&P Index. If the return on our stock, in comparison to the S&P Index, is above 90% but less than 99% of the S&P Index, 91% to 99% of the eligible PSUs would be subject to vesting. If the return on our stock exceeds 100% of the S&P Index, every 1% increase in comparison to the S&P index, up to 120%, would result in an increase of 2% of the eligible PSUs for Messrs. Arieli, Boukaya and Toquet and an increase of 3% of the eligible PSUs for Mr. Panush.

25%

Vesting of the full 25% of the PSUs occurs if we achieve positive total shareholder return whereby the return on our stock for 2024 is greater than the Russell Index. The vesting threshold is if the return on our stock for 2024 is at least 90% of the Russell Index. If the return on our stock, in comparison to the Russell Index, is above 90% but less than 99% of the Russell Index, 91% to 99% of the eligible PSUs would be subject to vesting. If the return on our stock exceeds 100% of the Russell Index, every 1% increase in comparison to the Russell Index, up to 120%, would result in an increase of 2% of the eligible PSUs for Messrs. Arieli, Boukaya and Toquet and an increase of 3% of the eligible PSUs for Mr. Panush.

In 2024, the company earned 96% of the 2024 License Revenue Target, 118% of the S&P Index Target and 117% of the Russell Index Target. Based on the parameters of the 2024 Short-Term Performance-Based Restricted Stock Unit Award, Messrs. Panush, Arieli, Boukaya and Toquet earned 62,170, 15,446, 12,637 and 10,430 PSUs, respectively, as follows:

Weighting	Goals	Achievement
50%	2024 License Revenue Target – Actual licensing and related revenues were $60.0 million, resulting in 96% achievement compared to target; as a result, 96% of the corresponding PSUs vested	Mr. Panush: 23,989 PSUs Mr. Arieli: 6,414 PSUs Mr. Boukaya: 5,248 PSUs Mr. Toquet: 4,331 PSUs
25%

S&P Index Target – Return on our common stock was up ~39% and the S&P index return was up ~18%; as a result, 153% of the corresponding PSUs vested for Mr. Panush, and 136% PSUs vested for Messrs. Arieli, Boukaya and Toquet

Mr. Panush: 19,170 PSUs Mr. Arieli: 4,530PSUs Mr. Boukaya: 3,706 PSUs Mr. Toquet: 3,059 PSUs
25%

Russell Index Target – Return on our common stock was up ~39% and the Russell index return was up ~19%; as a result, 152% of the corresponding PSUs vested for Mr. Panush, and 135% PSUs vested for Messrs. Arieli, Boukaya and Toquet

Mr. Panush: 19,011 PSUs Mr. Arieli: 4,502 PSUs Mr. Boukaya: 3,683 PSUs Mr. Toquet: 3,040 PSUs

Stock Ownership Guidelines for Executive Officers

In February 2016, the board of directors adopted a set of stock ownership guidelines for our named executive officers so as to align this group’s interests with those of our stockholders. Pursuant to the guidelines, each of our executive officers has five years from the later of the adoption of the policy or the date of their appointment as an executive officer to own (personally and collectively with members of the executive officer’s immediate family or with family trusts) an amount of common stock valued at its fair market value equal to at least 100% of their then-current annual base salary, or 200% of such salary in respect of our Chief Executive Officer. For purposes of these ownership guidelines, only vested RSUs would be considered when determining an executive officer’s stock ownership.

In February 2025, the compensation committee recommended, and the board adopted, an update to the stock ownership guidelines, increasing the amount of stock executive officers are required to own to 300% of then-current annual base salary, or 500% of such salary in respect of our Chief Executive Officer, with a new five-year period for achievement, subject to continued compliance with the original guideline. For purposes of the updated ownership guidelines, both vested and unvested RSUs would be considered when determining an executive officer’s stock ownership.

Each of Mr. Panush, our Chief Executive Officer, and Mr. Toquet, our Chief Commercial Officer, will be required to meet the original requirement on January 1, 2028. Mr. Arieli, our Chief Financial Officer, was required to satisfy this requirement by February 2, 2021, and has been in compliance with our stock ownership guidelines through his subsequent tenure as an executive officer. Mr. Boukaya, our Chief Operating Officer, was required to satisfy this requirement by April 4, 2024, but first became compliant as of February 16, 2025. For each of our executive officers, compliance under the new ownership guideline will be required by February 2030.

Anti-Pledging/Hedging Policy

Pursuant to the company’s insider trading policy, all employees of the company, including executive officers, are prohibited from engaging in short-term or speculative securities transactions with respect to our common stock, such as short sales, puts, calls and other exchange-traded derivatives. Since the inception of the policy, no executive officer has pledged or hedged any company shares. Nonetheless, in 2020, the board of directors enhanced the policy to eliminate the availability of any waiver for pledging or hedging by employees, including executive officers.

Retirement Benefits and Perquisites

We do not offer any retirement benefits to our executive officers located in Israel, except to the extent certain social benefits are required pursuant to Israeli labor laws or are common practice in Israel, and such social benefits are applicable to all Israeli employees. Specifically, based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, based on the most recent monthly salary of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment. In addition, we make a payment of 6% of each employee’s monthly base salary to another insurance or pension fund, and this accrued amount may be withdrawn by the employee only upon retirement. We generally provide all of our Israeli employees with a car for business-related purposes and pay the associated expenses (excluding personal taxes on such benefit). Also, as is customary in Israel and for all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for the purpose of each employee’s study and training. The amounts of the above-referenced benefits contributed by us to each of Messrs. Panush, Arieli and Boukaya in 2024 are specified in the 2024 All Other Compensation Table of this proxy statement.

Mr. Toquet, based in Sweden, is entitled to pension contributions based on Sweden labor rules. He, and certain other company employees, are eligible to participate in a defined contribution pension plan (the “Pension Plan”). Participants in the Pension Plan may elect to defer a portion of their pre-tax earnings into the Pension Plan, which is run by an independent party. We make pension contributions at rates varying up to 10% of the participant’s salary.

In addition, while none of our executive officers is employed in the U.S., we do provide our U.S. employees with participation in our 401(k) plan. We provided a 100% match to any contribution made by participants to the 401(k) plan in 2024, subject to a maximum of 6% of the participant’s base pay.

Employment Agreements and Post-Termination Protection

The compensation committee also recognizes that, from time to time, it is appropriate to enter into agreements with certain key employees to ensure that we continue to retain their services and to promote stability and continuity within our company. We have entered into employment agreements with our executive officers. The varied terms of their employment agreements reflect the importance of retaining their services and their potential contributions to the attainment of our long-term goals. None of the employment agreements with our executive officers provide for tax gross ups and none includes any “single trigger” change-in-control provisions.

Compensation Policies and Practices and Risk Management

Our compensation committee considers potential risks when reviewing and approving the compensation programs for our executive officers and other employees. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

●

A Balanced Mix of Compensation Components – The target compensation mix for our executive officers is composed of base salary, annual cash bonus incentives, and time-based and performance-based equity awards.

●

Financial Performance Factors – Our annual cash bonus plan for 2024 used companywide financial metrics based on the company’s internal budget approved by the board to focus our executive officers on the achievement of objectives for the overall benefit of the company.

●

Capped Cash Incentive Awards – Annual cash incentive awards for 2024 were capped at 140% of the target opportunity for our Chief Executive Officer, and 120% of the target opportunity for our Chief Financial Officer and Chief Operating Officer.

●	PSU Awards – Each of our executive officers received PSU awards in 2024 based on financial metrics to align their compensation incentives with that of our stockholders.

●	Multi-Year Vesting – Equity awards vest over multiple years requiring long-term commitment on the part of employees.

●	Stock Ownership Policy – Our named executive officers are subject to such a policy.

●	Clawback Policy – Our named executive officers are subject to such a policy.

●	Hedging and Pledging – No hedging or pledging of our stock by executive officers.

●	Competitive Positioning – The compensation committee has compared our executive compensation to our peers to ensure our compensation program is consistent with industry practice.

●	Corporate Governance Programs – We have implemented corporate governance guidelines, a code of conduct and business ethics, and other corporate governance measures and internal controls.

Report of the Compensation Committee of the Board of Directors

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors of Ceva, Inc.:

Maria Marced (Chair) Louis Silver Bernadette Andrietti

Compensation Tables

2024 Summary Compensation

The following table sets forth the total compensation awarded to, earned by or paid to named executive officers.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)	Non- Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)(4)		Total ($)
Amir Panush	2024	488,880	—		1,624,307		—	398,896	—	141,558		2,653,641
Chief Executive Officer	2023	487,692	172,662	(5)	3,109,760	(5)	—	35,156	—	140,617		3,945,887

Yaniv Arieli	2024	326,505	—		688,231		—	177,235	—	104,534		1,296,505
Chief Financial Officer	2023	326,350	—		926,053		—	16,741	—	110,207		1,379,351
	2022	319,494	—		414,119		—	130,762	—	107,997		972,372

Gweltaz Toquet	2024	242,017	—		464,755		—	—	—	234,797	(6)	941,569
Chief Commercial Officer	2023	223,385	—		797,187		—	—	—	167,220	(6)	1,187,792

Michael Boukaya	2024	277,724	—		563,093		—	150,649	—	93,476		1,084,942
Chief Operating Officer	2023	277,608	—		834,519		—	14,230	—	91,915		1,218,272
	2022	258,425	—		386,225		—	105,464	—	90,409		840,523

(1)

Mr. Panush’s 2024 and 2023 base salary, annual cash award made pursuant to our 2024 and 2023 Executive Bonus Plan, and Mr. Arieli’s and Mr. Boukaya’s 2024, 2023 and 2022 base salaries and annual cash awards made pursuant to our 2024, 2023 and 2022 Executive Bonus Plans were denominated in New Israeli Shekel (NIS). Mr. Toquet’s base salary and incentive bonus made pursuant to Mr. Toquet’s 2024 and 2023 incentive plans were denominated in Swedish Krona (SEK). The NIS and SEK amounts were translated into the U.S. dollar at the exchange rate of NIS or SEK, as applicable, into the U.S. dollars at the time of payment or accrual.

For 2024, the base salaries of all named executive officers did not change except for Mr. Toquet, who received a base salary increase of approximately 8% in February 2024.

(2)

The amounts shown in this column do not reflect compensation actually received by the named executive officer. Instead, the amounts represent the aggregate grant date fair value of the restricted stock unit awards based on FASB ASC No. 718, “Stock Compensation” (“FASB ASC No. 718”).

(3)	The amounts set forth relate to annual cash awards made pursuant to our 2024, 2023 and 2022 executive bonus plans.

(4)	See the table captioned “2024 All Other Compensation” below for greater detail.

(5)

The amount set forth for Mr. Panush’s 2023 compensation includes a cash bonus in the amount of NIS 600,000 and an RSU valued at $1.2 million as of January 1, 2023 made in connection with Mr. Panush’s commencement of employment and pursuant to the terms of his employment agreement with us.

(6)	The amounts set forth for Mr. Toquet include commission-based cash bonus awards made pursuant to Mr. Toquet’s 2024 and 2023 incentive plans.

2024 All Other Compensation

The following table sets forth all other compensation awarded to, earned by or paid to each of our named executive officers during fiscal year 2024. The NIS amounts relating to the 2024 all other compensation for Messrs. Panush, Arieli and Boukaya, and the SEK amounts relating to the 2024 all other compensation for Mr. Toquet, are translated into the U.S. dollar at the exchange rate of NIS or SEK, as applicable, into the U.S. dollars at the time of payment or accrual.

Name	Car Allowance and Other Perquisites ($)(1)	Sales Commission ($)(2)	Israeli Social Benefits ($)(3)	Study Fund ($)(4)	Israeli Social Insurance ($)(5)	Swedish Pension and Health Benefits ($)(6)	Total ($)

Amir Panush	21,506	—	72,341	36,585	11,126	—	141,558

Yaniv Arieli	20,481	—	48,537	24,390	11,126	—	104,534

Gweltaz Toquet	—	208,605	—	—	—	26,192	234,797

Michael Boukaya	20,254	—	41,364	20,732	11,126	—	93,476

(1)

As is customary in Israel, and as is applicable generally to all our Israeli employees, we provide a car allowance for expenses relating to the use and maintenance of the car (excluding personal taxes on such benefit), which amounted to $19,512, $18,861 and $19,078 for Messrs. Panush, Arieli and Boukaya, respectively. We also provide reimbursement of meal expenses incurred by each of Messrs. Panush, Arieli and Boukaya for work-related purposes of $1,994, $1,620 and $1,176, respectively.

(2)	Relates to commission-based cash bonus award made pursuant to the Toquet 2024 Plan.

(3)

Based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, based on the most recent monthly base salary (per specific criteria) of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment, taking into account the amounts already deposited in the insurance or pension fund. For Israeli employees who are under Section 14 of the Severance Pay Law, 1963, no additional obligation exists by our Israeli subsidiary regarding the matter of severance pay, and no additional payments is made by the Israeli subsidiary to the employee upon termination of employment or retirement. In addition, we make a payment of approximately 6.5% of each employee’s monthly base salary to another insurance or pension fund, and this accrued amount may be withdrawn by the employee only upon retirement. The amounts represent the above referenced contributions, as well as other Israeli social benefit-related contributions, we made on behalf of each of Messrs. Panush, Arieli and Boukaya.

(4)

As is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for an employee’s study and training purposes, which amounts contributed by us to Messrs. Panush, Arieli and Boukaya in 2024 are as specified.

(5)

Based on Israeli labor laws, the Israeli Social Security Institute is entitled to monthly tax payments with an annual cap of $11,126 per employee paid by us for Messrs. Panush, Arieli and Boukaya in 2024.

(6)	Reflects pension contributions and health insurance premiums paid based on Swedish labor laws.

2024 Grants of Plan Based Awards

The following table sets forth the plan-based awards granted to Messrs. Panush, Arieli, Toquet and Boukaya in fiscal year 2024.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards:
Name	Grant Date	Approval Date	Number of Non- Equity Incentive Plan Units Granted (#)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)		Number of shares of our common stock of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)

Amir	02/16/2024	02/12/2024	0										33,318	0	0	23.05	767,980
Panush	02/16/2024	02/12/2024	0				11,245	(2)	49,978	(2)	79,964	(2)		0	0	23.05	856,327
		02/12/2024	0	17,274	345,489	483,685								0	0
															0
Yaniv	02/16/2024	02/12/2024	0										20,043	0		23.05	461,991
Arieli	02/16/2024	02/12/2024	0				3,006	(2)	13,362	(2)	18,706	(2)		0		23.05	226,240
		02/12/2024	0	8,226	164,519	197,423								0	0
															0
Gweltaz	02/16/2024	02/12/2024	0										13,535	0		23.05	311,982
Toquet	02/16/2024	02/12/2024	0				2,030	(2)	9,023	(2)	12,632	(2)		0	0	23.05	152,774
														0	0
Michael	02/16/2024	02/12/2024	0										16,399	0	0	23.05	377,997
Boukaya	02/16/2024	02/12/2024	0				2,459	(2)	10,932	(2)	15,304	(2)		0	0	23.05	185,096
		02/12/2024	0	6,992	139,841	167,809

(1)

Represents the threshold, target and maximum amounts payable to Messrs. Panush, Arieli and Boukaya pursuant to the 2024 Executive Bonus Plan, based on the exchange rate of NIS into U.S. dollars at December 31, 2024. For more information, see the discussion in the CD&A under the caption “Annual Cash Incentive Award.”

(2)

Represents the threshold, target and maximum amounts associated with the grant of performance stock units pursuant to our 2011 Stock Incentive Plan. The performance stock units are subject to performance during calendar year 2024 and then vest over three years, with 1/3 vesting on each of the first three anniversaries of the grant date. For more information, see the discussion in the CD&A under the caption “2024 Short-Term Performance-Based Restricted Stock Unit Award to Executive Officers.”

(3)

Represents the grant of restricted stock units pursuant to our 2011 Stock Incentive Plan. The restricted stock units vest over three years, with 1/3 vesting on each of the first three anniversaries of the grant date.

(4)

Represents the aggregate grant date fair value of the awards based on FASB ASC No. 718, “Stock Compensation” (“FASB ASC No. 718”). For a discussion of valuation assumptions under FASB ASC No. 718, see Note 1 to our 2024 Consolidated Financial Statements included in our 2024 annual report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End 2024

The following table sets forth information concerning unexercised restricted stock units held by each of our named executive officers as of December 31, 2024. There were no option awards held by any of our named executive officers as of December 31, 2024. The calculations are based on our closing stock price as of December 31, 2024.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Amir Panush	-	-	31,243	(1)(5)	985,717
	-	-	62,170	(2)(6)	1,961,464
	-	-	9,685	(3)(7)	305,562
	-	-	60,587	(4)(8)	388,363
			33,318	(1)(6)	1,051,183

Yaniv Arieli	-	-	2,482	(1)(9)	78,307
	-	-	808	(2)(9)	25,492
			6,658	(1)(10)	210,060
	-	-	30,293	(2)(8)	194,178
			15,446	(2)(6)	487,321
			20,043	(1)(6)	632,357

Gweltaz Toquet	-	-	1,013	(1)(11)	31,960
			2,604	(1)(12)	82,156
			3,632	(1)(13)	114,590
	-	-	10,430	(2)(6)	329,067
	-	-	30,293	(2)(8)	194,178
			13,535	(1)(6)	427,029

Michael Boukaya	-	-	1,986	(1)(9)	62,658
	-	-	646	(2)(9)	20,381
			5,448	(1)(14)	171,884
	-	-	30,293	(2)(8)	194,178
			12,637	(2)(6)	398,697
			16,399	(1)(6)	517,388

(1)	Represents RSUs granted pursuant to our 2011 Plan.
(2)	Represents PSUs granted pursuant to our 2011 Plan.
(3)	Represents RSUs granted pursuant to an inducement award in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules granted on terms substantially similar to those of the 2011 Plan.
(4)	Represents PSUs granted pursuant to an inducement award in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules granted on terms substantially similar to those of the 2011 Plan.
(5)	Part of an award of 46,911 RSUs granted on January 1, 2023, with one-third vesting on each of January 1, 2024, 2025 and 2026.
(6)	Full amount of award was unvested as of December 31, 2024, with one-third vesting on each of February 16, 2025, 2026 and 2027.
(7)	Part of an award of 14,541 RSUs granted on February 17, 2023, with one-third vesting on each of February 17, 2024, 2025 and 2026.
(8)	Long Term Performance-Based Restricted Stock Unit Award to Executive Officers, which will vest on the achievement of certain milestones.
(9)	Fully vested as of February 17, 2025.
(10)	Part of an award of 9,996 RSUs granted on February 17, 2023, with one-third vesting on each of February 17, 2024, 2025 and 2026.
(11)	Part of an award of 3,040 RSUs granted on May 12, 2022, with one-third vesting schedule on each of May 12, 2023, 2024 and 2025.
(12)	Part of an award of 3,909 RSUs granted on January 1, 2023, with one-third vesting on each of January 1, 2024, 2025 and 2026.
(13)	Part of an award of 5,452 RSUs granted on February 17, 2023, with one-third vesting on each of February 17, 2024, 2025 and 2026.
(14)	Part of an award of 8,179 RSUs granted on February 17, 2023, with one-third vesting on each of February 17, 2024, 2025 and 2026.

2024 Option Exercises and Stock Vested

The following table sets forth information for each of the named executive officers with respect to the vesting of restricted stock units during 2024. None of our named executive officers exercised options during 2024.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Amir Panush	-	-	20,524	467,897
Yaniv Arieli	-	-	8,287	191,214
Gweltaz Toquet	-	-	4,921	106,862
Michael Boukaya	-	-	7,022	162,018

(1)

Reflects vesting of RSUs granted pursuant to our 2011 Plan as it relates to Messrs. Panush, Arieli, Toquet and Boukaya. The value realized upon vesting represents the fair market value of our common stock on the date of vesting.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred contribution or other deferred compensation plans to our named executive officers.

CEO Compensation Pay Ratio

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. We monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. For 2024, the total compensation of Amir Panush, our Chief Executive Officer, of $2,653,641, as shown in the Summary Compensation Table above, was approximately 15 times the total compensation of a median employee.

Our CEO to median employee pay ratio is calculated in accordance with SEC’s rules pursuant to Item 402(u) of Regulation S-K. We included all employees, whether employed on a full-time or part-time. We annualized the compensation for any full-time employees that were not employed by us for all of 2024, and calculated amounts with respect to restricted stock unit awards based on FASB ASC No. 718. Otherwise, we did not make any assumptions, adjustments, or estimates with respect to total compensation.

Employment Agreements

In connection with his appointment as our Chief Executive Officer effective January 1, 2023, we entered into an employment agreement with Amir Panush on November 9, 2022, pursuant to which Mr. Panush will receive a gross monthly salary of approximately $42,540 and a signing bonus in the gross amount of approximately $170,160, subject to his service as an employee for at least 18 months. In addition, subject to the discretion of our board of directors, Mr. Panush will be entitled to an annual bonus. Furthermore, effective on January 1, 2023, Mr. Panush was granted RSUs pursuant to the 2011 Plan with a value equal to $1,200,000, one-third of which will vest on each anniversary of January 1, 2023, conditioned upon Mr. Panush’s continued service with us through each such vesting date. We also granted Mr. Panush additional benefits, including an equity award with a value equal to $1,200,000 in the form of a combination of RSUs and PSUs, as well as a PSU grant with a value equal to $2,000,000, as an inducement award material to Mr. Panush’ employment pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules on terms substantially similar to those of the 2011 Plan. The employment agreement also entitles Mr. Panush to receive additional customary benefits and reimbursement of certain expenses, including for car maintenance. Under the employment agreement, should Mr. Panush desire to terminate his employment with us, he is requested to provide at least three months’ prior written notice to us, and conversely, should we desire to terminate Mr. Panush’s employment without cause, we must provide Mr. Panush with twelve months’ prior written notice, unless we provide Mr. Panush: (i) payment of a sum equal to the salary that he would otherwise be entitled to during such twelve-month period, (ii) the full amount of his annual bonus calculated based on 100% achievement of performance objectives, and (iii) the full acceleration of any equity awards subject to time-based vesting upon his termination date (together, the “Entitlements”). In addition, Mr. Panush may resign for good reason without advance notice, including as a result of death, in which case we must provide him the aforementioned Entitlements. Alternatively, if, within twelve months after a change in control Mr. Panush terminates his employment with us for good reason or we terminate his employment without cause: (i) we must pay Mr. Panush an amount equal to the compensation to which he would otherwise have been entitled to had he remained employed by us for two years after such termination, based on his salary in effect on the date of termination; and (ii) the full acceleration of any equity awards subject to time-based vesting upon his termination date. The benefits provided for in connection with a change in control are subject to Mr. Panush’s delivery of a release of claims in a form reasonably acceptable to us. The employment agreement also contains customary provisions relating to, among other things, employee representations and warranties, confidentiality, non-competition and assignment of inventions requirements.

On August 18, 2005, we entered into an employment agreement with Mr. Arieli. The employment agreement was effective as of August 1, 2005 and shall continue in effect until terminated in accordance with its terms. Upon the termination of his employment, Mr. Arieli will be entitled to severance benefits in accordance with the laws of the State of Israel. In February 2021, Mr. Arieli’s employment agreement was amended to provided that, as of July 1, 2021, our contributions to the severance pay component of Mr. Arieli’s pension fund shall be in lieu of severance pay, in accordance with Section 14 of the Severance Pay Law, 1963-14, of Israel, and Mr. Arieli shall not be entitled to any other additional payments of severance pay with respect to the period beginning on such date. The employment of Mr. Arieli may be terminable at any time by either party and for any reason with six months prior written notice, except as further described below. If we terminate Mr. Arieli’s employment without providing the requisite notice period, Mr. Arieli will be entitled to an amount equal to six months of his then applicable monthly base salary. In May 2007, to provide consistency with the employment agreements of Gideon Wertheizer, our former Chief Executive Officer, and Issachar Ohana, our former EVP Worldwide Sales, our board of directors determined that if Mr. Arieli resigns for good reason or if the company, or an acquiring or succeeding corporation after a change in control of our company, terminates him, other than for cause, within 12 months after the change in control event, then Mr. Arieli’s then outstanding options would vest in full, and on April 1, 2024, we clarified with Mr. Arieli that this determination would also apply to all time-based equity awards, including restricted stock units. In November 2013, to provide further consistency with the employment agreements of Messrs. Wertheizer and Ohana, our board of directors determined that if Mr. Arieli resigns for good reason or if the company, or an acquiring or succeeding corporation after a change in control of our company, terminates him, other than for cause, within 12 months after the change in control event, then he would be entitled to the compensation, including medical and, to the extent applicable, pension benefits, to which he would otherwise have been entitled had he remained employed by us for two years, and that the vesting of all of his outstanding equity awards would also accelerate in full, with Mr. Arieli agreeing with us on April 1, 2024 that this acceleration would only apply to time-based equity awards. In November 2022, Mr. Arieli’s employment agreement was further amended to provide that, as of January 1, 2023, (i) his gross monthly salary increased by 12.7%, (ii) he will be requested to provide us six months’ prior written notice should he desire to terminate his employment and we must provide six months prior written notice to terminate his employment without cause, unless we pay him a sum equal to the salary he would otherwise be entitled to during the period, (iii) if he resigns for good reason, including as a result of death, he will be entitled to payment of a sum equal to the salary that he would otherwise be entitled to during the six month period from the date of delivery of the resignation notice, and (iv) we may terminate his employment for cause without advance notice and without derogating from any remedy to which we may be entitled.

On April 4, 2019, we entered into an amended and restated employment agreement with Mr. Boukaya in connection with his appointment as Chief Operating Officer. The employment of Mr. Boukaya is terminable at any time by either party and for any reason with six months prior written notice, except as further described below. If we terminate Mr. Boukaya’s employment without providing the requisite notice period, Mr. Boukaya will be entitled to an amount equal to six months of his then applicable monthly base salary. Upon termination of his employment, Mr. Boukaya will be entitled to severance benefits in accordance with the laws of the State of Israel. In February 2021, Mr. Boukaya’s employment agreement was amended to provided that, as of July 1, 2021, our contributions to the severance pay component of Mr. Boukaya’s pension fund shall be in lieu of severance pay, in accordance with Section 14 of the Severance Pay Law, 1963-14, of Israel, and Mr. Boukaya shall not be entitled to any other additional payments of severance pay with respect the period beginning on such date. In November 2022, Mr. Boukaya’s employment agreement was further amended to provide that, as of January 1, 2023, (i) his title will be changed to Executive Vice President and Chief Operating Officer, (ii) his gross monthly salary will be increased, (iii) he will be requested to provide us six months’ prior written notice should he desire to terminate his employment and we must provide six months prior written notice to terminate his employment without cause, unless we pay him a sum equal to the salary he would otherwise be entitled to during the period, (iv) he may resign for good reason, without advance notice, including as a result of his death, in which case he will be entitled to payment of a sum equal to the salary that he would otherwise be entitled to during the six month period from the date of delivery of the resignation notice, and (v) if within twelve months after a change in control, he terminates his employment with us for certain good reasons, or we terminate his employment without cause, he will be entitled to compensation he would otherwise have been entitled to had he remained employed with us for two years after such termination, based on his salary in effect on the date of termination, and all outstanding and unvested time-based equity awards granted by us to him will fully vest.

On December 7, 2022, our board of directors appointed Gweltaz Toquet, who previously served as the Company’s Vice President of Sales for Europe and Asia Pacific, as Chief Commercial Officer (“CCO”) of the Company effective January 1, 2023 (the “Promotion Date”), in connection with which we entered into an addendum (the “Addendum”) to his prior employment agreement, which provides for, among other things, (i) an increase in Mr. Toquet’s annual salary; (iii) Mr. Toquet’s entitlement to participate in our sales commission plan, (iv) the grant of RSUs pursuant to the 2011 Plan effective on the Promotion Date with a value equal to $100,000, one-third of which will vest on each anniversary of the Promotion Date, conditioned upon Mr. Toquet’s continued service with us through each such vesting date; (v) a notice requirement such that should Mr. Toquet desire to terminate his employment with us, he is requested to provide us with six months’ prior written notice, and conversely, should we desire to terminate Mr. Toquet’s employment without cause, we must provide Mr. Toquet with six months’ prior written notice, unless we pay Mr. Toquet a sum equal to the salary that he would otherwise be entitled to during such six-month period; (vi) if Mr. Toquet resigns for good reason, including as a result of his death, we must pay him a sum equal to the salary that he would otherwise be entitled to during the six-month period from the date of delivery of the resignation notice; (vii) we may terminate Mr. Toquet’s employment for cause without advance notice and without derogating from any remedy to which we may be entitled; and (viii) if, within twelve months after a change in control, Mr. Toquet terminates his employment with us for good reason or we terminate his employment without cause, he will receive pay in an amount equal to the compensation to which he would otherwise have been entitled to had he remained employed by us for one year after such termination, based on his salary in effect on the date of termination, and all outstanding and unvested time-based equity awards granted by us to Mr. Toquet will accelerate and vest in full. The benefits provided for in connection with a change in control are subject to Mr. Toquet’s delivery of a release of claims in a form reasonably acceptable to us.

Potential Payments Upon Termination or Change of Control

The subsequent tables set forth the potential amount of compensation to each of Messrs. Panush, Arieli, Toquet and Boukaya in the event of immediate termination of such executive officer’s employment and, where applicable, a change in control of our company occurred as of December 31, 2024. The calculations for Messrs. Panush, Arieli and Boukaya are based on the exchange rate of NIS into the U.S. dollars at December 31, 2024.

Name: Amir Panush	Termination for Cause or Resignation w/o Good Reason ($)	Termination w/o Cause, Resignation for Good Reason or upon Death ($)	Termination w/o Cause or Resignation for Good Reason within 12 months of Change in Control ($)

Salary and related benefits	-	630,438	1,260,876
Bonus related	-	487,805	-
Unvested Shares of Time-Based Restricted Stock Units	-	4,303,925	4,303,925
Accrued Vacation Pay	56,086	56,086	56,086
Total	56,086	5,478,254	5,620,887

Name: Yaniv Arieli	Termination for Cause or Resignation w/o Good Reason ($)	Termination w/o Cause, Resignation for Good Reason or upon Death ($)	Termination w/o Cause or Resignation for Good Reason within 12 months of Change in Control ($)

Salary and related benefits	-	215,519	862,077
Unvested Shares of Time-Based Restricted Stock Units	-	1,433,537	1,433,537
Accrued Severance Pay	436,613	436,613	436,613
Accrued Vacation Pay	94,302	94,302	94,302
Total	530,915	2,179,971	2,826,529

Name: Gweltaz Toquet	Termination for Cause or Resignation w/o Good Reason ($)	Termination w/o Cause, Resignation for Good Reason or upon Death ($)	Termination w/o Cause or Resignation for Good Reason within 12 months of Change in Control ($)

Salary related	-	113,342	226,685
Unvested Shares of Time-Based Restricted Stock Units	-	-	984,802
Swedish pension	-	11,334	22,668
Accrued Vacation Pay	27,446	27,446	27,446
Total	27,446	152,123	1,261,601

Name: Michael Boukaya	Termination for Cause or Resignation w/o Good Reason ($)	Termination w/o Cause, Resignation for Good Reason or upon Death ($)	Termination w/o Cause or Resignation for Good Reason within 12 months of Change in Control ($)

Salary and related benefits	-	185,600	742,401
Unvested Shares of Time-Based Restricted Stock Units	-	1,171,010	1,171,010
Accrued Severance Pay	531,651	531,651	531,651
Accrued Vacation Pay	3,999	3,999	3,999
Total	535,650	1,892,260	2,449,061

Pay Versus Performance

The compensation committee approves and administers our executive compensation program, which it designs to attract, incentivize, reward, and retain our executive officers. Our program aligns executive pay with shareholder interests and links pay to performance through a blend of short-term and long-term performance measures. In 2024, incentive pay made up 86% of our Chief Executive Officer’s target total direct compensation and, on average, 76% of our other named executive officers’ target total direct compensation. This high utilization of incentive compensation results in higher total realized pay when our executive officers exceed the compensation committee-approved performance targets. Conversely, failure to achieve the approved targets results in lower realized pay, including the possibility that some awards pay zero at the end of their performance period.

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid to our named executive officers and certain aspects of our financial performance. For further information concerning our pay for performance philosophy and how the Company aligns executive compensation with our performance, please refer to “Executive Compensation – Compensation Discussion and Analysis.”

Pay-Versus-Performance Table

	Summary		Summary		Average Summary Compensation Table Total for	Average Compensation Actually Paid	Value of Initial Fixed $100 Investment Based On:
Year	Compensation Table Total for PEO 1 – A. Panush[1]	Compensation Actually Paid to PEO 1 – A. Panush[2]	Compensation Table Total for PEO 2 – G. Wertheizer[1]	Compensation Actually Paid to PEO 2 – G. Wertheizer[2]	Non-PEO Named Executive Officers[1]	to Non-PEO Named Executive Officers[2]	Total Shareholder Return[3]	Peer Group Total Shareholder Return[4]	Net Income (loss)[5]	Total Revenues[6]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2024	$2,653,641	$4,615,672	N/A	N/A	$1,107,672	$1,640,242	$117	$242	$(8,786,000)	$106,939,000
2023	$3,945,887	$2,409,828	N/A	N/A	$1,261,805	$733,942	$84	$213	$(11,878,000)	$97,419,000
2022	N/A	N/A	$2,064,442	$1,359,538	$1,184,102	$846,947	$95	$158	$(23,183,000)	$120,583,000
2021	N/A	N/A	$2,900,681	$5,154,793	$1,252,677	$2,345,304	$160	$230	$396,000	$113,832,000
2020	N/A	N/A	$3,046,985	$5,057,919	$1,284,745	$2,290,490	$169	$161	$(2,379,000)	$100,326,000

(1)

The dollar amounts reported in columns (b), (d) and (f) represent the amount of total compensation reported for the following executives for each corresponding covered year in the “Total” column of the table set forth under “Executive Compensation –– Compensation Tables – 2024 Summary Compensation.”

■	PEO 1: Amir Panush, our Chief Executive Officer for 2024 and 2023.
■	PEO 2: Gideon Wertheizer, our former Chief Executive Officer for the years 2022, 2021 and 2020.
■

Other Non-PEO Named Executive Officers (Other “NEOs”) for each of the covered years: for 2024, 2023, 2022, 2021, and 2020, Yaniv Arieli, our Chief Financial Officer, and Michael Boukaya, our Chief Operating Officer; for 2022, 2021, and 2020, Issachar Ohana, our former EVP Worldwide Sales; and for 2024 and 2023, Gweltaz Toquet, our Chief Commercial Officer.

(2)

The dollar amounts reported in columns (c), (e) and (g) represent the amount of “compensation actually paid” to our PEO 1, Mr. Panush and PEO 2, Mr. Wertheizer, as computed in accordance with Item 402(v) of Regulation S-K, and our other NEOs for each covered fiscal year (e.g., for 2024 and 2023, Messrs. Arieli, Boukaya and Toquet). In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to total compensation for each year to determine the “compensation actually paid”:

Year	Executive	Reported Summary Compensation Table Total	Reported Grant Date Fair Value of Equity Awards in Summary Compensation Table(a)	Equity Award Adjustments(b)	Compensation Actually Paid
2024	PEO 1 – A. Panush Other NEOs*	$2,653,641 $1,107,672	($1,624,307) ($572,026)	$3,586,338 $1,104,596	$4,615,672 $1,640,242
2023	PEO 1 – A. Panush Other NEOs*	$3,945,887 $1,261,805	($3,109,760) ($852,586)	$1,573,701 $324,724	$2,409,828 $733,942
2022	PEO 2 – G. Wertheizer Other NEOs*	$2,064,442 $1,184,102	($845,081) ($397,635)	$140,177 $60,479	$1,359,538 $846,947
2021	PEO 2 – G. Wertheizer Other NEOs*	$2,900,681 $1,252,677	($1,242,867) ($532,895)	$3,496,979 $1,625,522	$5,154,793 $2,345,304
2020	PEO 2 – G. Wertheizer Other NEOs*	$3,046,985 $1,284,745	($1,989,128) ($768,919)	$4,000,062 $1,774,664	$5,057,919 $2,290,490

*Presented on an average basis.

(a)

The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for each covered fiscal year, which were deducted from the applicable reported Summary Compensation Table Total.

(b)

The equity award adjustments for each covered fiscal year were added to the applicable reported Summary Compensation Table Total and each include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year; (ii) the amount equal to the change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of any equity awards granted in prior fiscal years that are outstanding and unvested as of the end of the covered fiscal year; (iii) for equity awards that are granted and vest in same covered fiscal year, the fair value as of the vesting date; (iv) for equity awards granted in prior fiscal years for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for equity awards that are granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year, the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Executive	Year End Fair Value of Equity Awards Granted in Covered Fiscal Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in Covered Fiscal Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in Covered Fiscal Year	Fair Value at End of Prior Fiscal Year of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions during Covered Fiscal Year	Value of Dividends or other Earnings Paid on Stock or Option Awards in Covered Fiscal Year Prior to Vesting Date not Otherwise Included in Total Compensation	Total Equity Award Adjustments
2024	PEO 1 – A. Panush Other NEOs*	$3,012,646 $907,410	$572,040 $179,600	$0 $0	$1,651 $17,587	$0 $0	$0 $0	$3,586,338 $1,104,596
2023	PEO 1 – A. Panush Other NEOs*	$1,573,701 $297,509	$0 ($15,144)	$0 $0	$0 $42,358	$0 $0	$0 $0	$1,573,701 $324,724
2022	PEO 2 – G. Wertheizer Other NEOs*	$444,759 $169,408	($289,296) ($81,841)	$0 $50,827	($15,286) ($77,915)	$0 $0	$0 $0	$140,177 $60,479
2021	PEO 2 – G. Wertheizer Other NEOs*	$451,209 $214,773	($5,055) ($10,021)	$0 $0	$3,050,824 $1,420,770	$0 $0	$0 $0	$3,496,979 $1,625,522
2020	PEO 2 – G. Wertheizer Other NEOs*	$3,155,672 $1,547,785	$667,459 $190,542	$0 $0	$176,932 $36,338	$0 $0	$0 $0	$4,000,062 $1,774,664

*Presented on an average basis.

Equity Award Valuations: PSU grant date fair values are calculated using the stock price as of the date of grant assuming target performance. The valuation assumptions used to calculate the fair values of the PSUs held by the PEOs and other NEOs that were earned and vested during or were outstanding as of the end of each covered fiscal year have been adjusted using the stock price and performance accrual modifier as of year-end and as of the date of vest (or including the probable outcome of any such awards subject to performance conditions). RSU grant date fair values are calculated using the stock price as of date of grant. The valuation assumptions used to calculate the fair values of the RSUs held by the PEOs and other NEOs that vested during or were outstanding as of the end of each covered fiscal year have been adjusted using the stock price as of year-end and as of each vesting date. The fair value of the tranches of Mr. Ohana’s RSUs that were originally scheduled to vest in 2023, 2024, and 2025 have been calculated and included in the equity award adjustments for 2022 for our other NEOs, as the vesting of these award tranches was accelerated to December 31, 2022, upon his separation from the Company. PSUs held by Mr. Wertheizer (PEO 2) and Mr. Ohana remained outstanding and unvested as of December 31, 2022, and are included above for year 2022.

(3)

Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends during the measurement period, assuming dividend reinvestment, and the difference between our share price at the end of the applicable measurement period and the beginning of the measurement period (December 31, 2019) by our share price at the beginning of the measurement period.

(4)

Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is S&P Semiconductors Select Index, a published industry index.

(5)	The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for each covered fiscal year.

(6)	Refers to total revenues as reported in our audited financial statements for each covered fiscal year.

Financial Performance Measures

Our compensation philosophy seeks to create a performance-oriented environment by rewarding executive officers for the achievement of our business objectives, both short-term and long-term. We believe that our executive officers’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance and ultimately the management of the company by our executive officers. For the most recently completed fiscal year, our key performance measures, in no particular order, were:

■	Total revenues
■	Total licensing and related revenues
■	Non-GAAP earnings per share

Relationship Between Compensation Actually Paid and Performance Measures

The Pay-versus-Performance table above and the charts below demonstrate that the compensation actually paid to our PEOs and other NEOs is generally aligned with our performance for metrics presented in the tabular disclosure over the covered period, including TSR, net income and total revenues.

Compensation Actually Paid and Company TSR

As shown in the chart below, the amount of compensation actually paid to our PEOs and the average amount of compensation actually paid to our other NEOs as a group is generally aligned with our TSR relative to the S&P Semiconductor Select Index. Our compensation actually paid increased for 2021 following our TSR exceeding our peer group TSR in 2020, and our compensation actually paid decreased significantly for 2022 and, for our other NEOs as a group, further decreased in 2023, following the significant underperformance of our TSR compared to our peer group in 2021 and sustained TSR underperformance thereafter. Compensation for Mr. Panush (PEO 1) in 2023 significantly exceeds compensation for Mr. Wertheizer (PEO 2) in 2022 notwithstanding the comparative decline in TSR because this compensation includes Mr. Panush’s one-time sign-on RSU award with a $1.2 million grant value. Compensation actually paid for Mr. Panush (PEO 1) and the average amount of compensation actually paid to our other NEOs as a group increased from 2023 to 2024 commensurate with the increase in our TSR during this period.

Compensation Actually Paid and Net Income

The chart below illustrates the correlation between compensation actually paid to our PEOs and average compensation actually paid to our other NEOs against the Company’s net income. Our fiscal year 2022 net income was heavily influenced by the impact of a tax charge to record a valuation allowance in 2022, as well as by our decision to cease the development of the Immervision technology we acquired in 2019 and the related impairment charge, and increased research and development costs. We do not use net income, whether on a GAAP or non-GAAP basis, as a financial performance measure in our executive compensation program, but there is an indirect correlation between our profitability and compensation actually paid through the impact of revenue targets and EPS performance as incentive plan metrics on pay outcomes.

Compensation Actually Paid and Total Revenue

The chart below compares the compensation actually paid to our PEOs and other NEOs with our revenue performance, the financial metric in our assessment that is most important for linking pay and performance in the covered years. Our increase in compensation actually paid from 2020 to 2021 correlated with our 23% year-over-year increase in total revenues from 2020 to 2021. However in 2022, despite a 10% increase in revenues, compensation actually paid declined due to lower incentive plan payouts and stock price declines. Compensation for Mr. Panush (PEO 1) in 2023 significantly exceeds compensation for Mr. Wertheizer (PEO 2) in 2022 notwithstanding the comparative decline in total revenues because this compensation includes Mr. Panush’s one-time sign-on RSU award with a $1.2 million grant value. Our revenue increased by approximately 10% in 2024, however the increase in compensation for Mr. Panush and our other NEOs was driven by our stock price increase from 2023 to 2024 and the impact it had on outstanding unvested awards.

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee of our board of directors are Mses. Andrietti and Marced, and Mr. Silver. No member of this committee is a present or former officer or employee of Ceva or any of its subsidiaries. No executive officer of Ceva served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board or compensation committee.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the company as well as the skill-level we require of members of our board. In February 2025, the board of directors, on recommendation from the compensation committee following its annual assessment of the board’s compensation program and with guidance from Meridian Compensation Partners, an independent compensation consultant, approved certain changes to the cash and equity compensation of non-employee directors, as discussed below.

Director Compensation

Cash Compensation Paid to Board Members

Directors who are employees of Ceva do not receive any additional compensation for their services as directors. Directors who are not employees of Ceva are entitled to an annual retainer, payable in quarterly installments. In 2024, such payments were as follows (with fees for service as chair inclusive of fees for service as a member):

	Member	Chair

Board of Directors	$40,000	$62,500
Audit Committee	$5,000	$15,000
Compensation Committee	$5,000	$10,000
Nomination and Corporate Governance Committee	$5,000	$10,000

Effective January 1, 2025, such payments are now as follows (with fees for service as chair inclusive of fees for service as a member):

	Member	Chair

Board of Directors	$45,000	$102,500
Audit Committee	$7,500	$17,500
Compensation Committee	$7,500	$15,000
Nomination and Corporate Governance Committee	$7,500	$12,500

All directors are reimbursed for expenses incurred in connection with attending board and committee meetings.

Equity Award

Non-employee directors receive one equity award grant annually. In 2024, each director was granted shares of restricted stock units based on an annualized value of $124,670, vesting 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date. Effective January 1, 2025, the annual equity grant of restricted stock units to continuing non-employee directors will increase from an annualized value of $124,670 to $165,000. In addition, the annual equity grant, which has historically been granted on or about July 1 of each year, will be made following a director’s election or re-election to the board of directors at the company’s annual meeting and fully vest on the first anniversary of the grant date instead of over a two-year period.

Any new director on the board would receive a number of restricted stock units based on the same annualized value with the same vesting schedule.

Director Stock Ownership Guidelines

Our board of directors believes that, in order to align the interests of directors and stockholders, directors should have an equity stake in the company. In February 2015, the compensation committee recommended, and the board adopted, a set of stock ownership guidelines for directors so as to align the directors’ interests with those of our stockholders. Pursuant to the guidelines, existing directors are required to own (personally and collectively with members of the director’s immediate family or with family trusts) by February 2020 or within five years from the date of appointment or election, an amount of common stock with a fair market value equal to at least two times the total annual retainer cash compensation paid by the company for board service (excluding for this purpose compensation that is not paid to all independent directors, such as compensation for committee or chair service), or $80,000 of stock.

In February 2025, the compensation committee recommended, and the board adopted, an update to the stock ownership guidelines, increasing the amount of stock directors are required to own from two times to five times the total annual retainer cash compensation, or $225,000 of stock, with a new five-year period for achievement, subject to continued compliance with the original guideline. For purposes of both the original and the updated director ownership guidelines, only vested RSUs would be considered when determining a director’s stock ownership.

Except for Ms. Liu, who joined the board in February 2021, and Mr. Faintuch, who joined the board in February 2025, as of December 31, 2024, all of our directors were in compliance with our stock ownership guidelines as in effect prior to February 2025, with compliance under the new stock ownership guideline required by February 2030. The stock ownership guidelines for our named executive officers still applies to Mr. Panush, who joined the board in February 2024, instead of the stock ownership guidelines for directors.

2024 Director Compensation Table

Name	Directorship Fees Earned or Paid in Cash ($)	Equity Awards ($) (1)	All Other Compensation($)	Total ($)

Bernadette Andrietti (2)	50,000	119,547	-	169,547
Jaclyn Liu (3)	40,000	119,547	-	159,547
Maria Marced (4)	55,000	119,547	-	174,547
Peter McManamon (5)	62,500	119,547	-	182,047
Sven-Christer Nilsson (6)	55,000	119,547	-	174,547
Louis Silver (7)	60,000	119,547	-	179,547
Gideon Wertheizer (8)	10,000	-	-	10,000

(1)

The amounts shown in this column do not reflect compensation actually received by the directors. Instead, the amounts represent the aggregate grant date fair value of the awards based on FASB ASC No. 718. In 2024, RSUs granted to our non-employee directors were made pursuant to our 2011 Plan.

(2)	Ms. Andrietti was granted 6,462 RSUs in 2024. As of March 11, 2025, Ms. Andrietti had outstanding 8,902 RSUs.

(3)	Ms. Liu was granted 6,462 RSUs in 2024. As of March 11, 2025, Ms. Liu had outstanding 8,902RSUs.

(4)	Ms. Marced was granted 6,462 restricted stock units in 2024. As of March 11, 2025, Ms. Marced had outstanding 8,902 RSUs.

(5)	Mr. McManamon was granted 6,462 RSUs in 2024. As of March 11, 2025, Mr. McManamon had outstanding stock options to purchase 28,000 shares of our common stock and 8,902 RSUs.

(6)	Mr. Nilsson was granted 6,462 restricted stock units in 2024. As of March 11, 2025, Mr. Nilsson had outstanding 8,902 RSUs.

(7)	Mr. Silver was granted 6,462 RSUs in 2024. As of March 11, 2025, Mr. Silver had outstanding stock options to purchase 26,000 shares of our common stock and had outstanding 8,902 RSUs.

(8)

In 2024, Mr. Wertheizer received $10,000 for his service on the board through the date of his resignation on April 8, 2024, which represents a pro-rated portion of the annual retainer payable to non-employee directors.

PROPOSAL 2 - APPROVAL OF AN AMENDMENT AND RESTATEMENT OF
THE COMPANY’S 2002 EMPLOYEE STOCK PURCHASE PLAN

Our board of directors has approved, subject to stockholder approval, an amendment and restatement of our 2002 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares of common stock reserved for issuance under the Purchase Plan from 3,450,000 shares to 3,950,000 shares. A copy of the proposed amended and restated Purchase Plan is attached hereto as Appendix A.

The purpose of the Purchase Plan is to provide employees of the company and its subsidiaries with an opportunity to purchase our common stock through accumulated payroll deductions. The Purchase Plan is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code (the “Code”). Accordingly, the provisions of the Purchase Plan will be construed so as to extend and limit participation in the Purchase Plan in a manner consistent with the requirements of the Code. The Purchase Plan is intended to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to us by providing those persons with equity ownership opportunities and performance-based incentives – thereby better aligning the interests of those persons with those of our stockholders. As a company developing leading-edge technologies, including chips to power artificial intelligence for smart edge devices, we face a great deal of competition in our efforts to hire and maintain top talent, and these pressures have only increased, making it even more difficult to attract and retain talent compared to the last time we sought an increase in the number of shares authorized for issuance under the Purchase Plan. Our board of directors believes that the amendment is necessary to assure that Ceva will have a sufficient reserve of common stock available for issuance under the Purchase Plan. As of March 11, 2025, the potential number of employee participants in the Purchase Plan was approximately 428 and the potential number of consultant participants in the Purchase Plan was none. As of March 11, 2025, the closing sales price of a share of our common stock as reported on the Nasdaq Global Market was $30.18.

Subject to stockholder approval, we plan to register the additional 500,000 shares reserved under the Purchase Plan on a Registration Statement on Form S-8.

A general description of the principal terms of the Purchase Plan is set forth below. This description is qualified in its entirety by the terms of the Purchase Plan, a copy of which is attached to this proxy statement as Appendix A.

General Description

The Purchase Plan was adopted by our board of directors and approved by our stockholders in 2002. There are currently 3,450,000 shares of common stock reserved for issuance under the Purchase Plan. If the amendment and restatement of the Purchase Plan is approved by the stockholders, the number of shares of common stock reserved for issuance under the Purchase Plan will be increased by 500,000 shares from 3,450,000 shares to 3,950,000 shares. As of March 11, 2025, a total of 3,312,274 shares have been purchased under the Purchase Plan, and 137,726 shares of common stock remained available for purchase.

The number of shares of our common stock reserved for issuance under the Purchase Plan is also subject to adjustment in the event of a stock split, stock dividend or other similar change in the common stock or the capital structure of the company.

The Purchase Plan is administered by our board of directors, or a committee of the board as designated by the board from time to time, which administrator has the authority to determine the terms and conditions under which purchase rights are to be granted under the plan for any offer period during the term of the Purchase Plan, and to resolve all questions relating to the administration of the plan.

The purpose of the Purchase Plan is to provide our participating employees with an opportunity to purchase our common stock through payroll deductions. Our employees, including officers, and employees of our subsidiaries are eligible to participate in the Purchase Plan. Payroll deductions may be in amounts equal to or greater than 1% but not exceeding 10% (in whole percentage increments) of a participant’s compensation. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, a participant’s payroll deductions may be decreased to zero percent during any offer period or purchase period.

Any person who is employed by the company or any subsidiary for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan, provided that the employee is employed on the first day of an offer period and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the Purchase Plan by delivering to the company a subscription agreement authorizing payroll deductions at least five business days prior to the commencement of an applicable offer period.

Offer periods under the Purchase Plan will generally be overlapping periods of 24 months. Purchase periods will generally be six-month periods commencing on each March 1 and September 1. The exercise dates are the last day of each purchase period. In the event we merge with or into another corporation, sell all or substantially all of our assets, or enter into other transactions in which all of our stockholders before the transaction own less than 50% of the total combined voting power of our outstanding securities following the transaction, the administrator of the plan may elect to shorten the offer period then in progress. The maximum duration of an offer period is twenty-seven (27) months.

The price per share at which shares are sold under the Purchase Plan is equal to 85% of the fair market value of our common stock on the commencement date of the offer period or the last day of the purchase period, whichever is lower. The fair market value of the common stock on a given date is the closing sale price of the common stock on NASDAQ as of such date. The number of shares of common stock which may be purchased is subject to adjustment in the event of a stock split, stock dividend or other similar change in the common stock or the capital structure of the company. We make no cash contributions to the Purchase Plan, but bear the expenses of administration.

At the beginning of an offer period, each participant will be granted the right to purchase the number of shares determined by dividing $50,000 by the fair market value on the offer period commencement date. No employee shall be granted a purchase right under the Purchase Plan (1) if immediately after the grant of the purchase right, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the company or a subsidiary of the company (including stock which may be purchased under the Purchase Plan or issued pursuant to any other options) or (2) which would permit the employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the purchase right is granted) in any calendar year. No fractional shares will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share are carried over to the next purchase period or offer period, whichever applies, or returned to the participant, if the participant withdraws from the Purchase Plan.

A participant may increase or decrease the rate of his or her payroll deduction for the remainder of an offer period by filling out a change of status notice and delivering it to the company. The participant’s subscription agreement (as modified by any change of status notice) will remain in effect for the entire offer period and each subsequent offer period, unless the participant further modifies their subscription or terminates their participation in the Purchase Plan.

A participant’s interest in a given offer period may be terminated in whole, but not in part, by delivering to the company a change of status notice which indicates the participant’s withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offer period. Any withdrawal by the participant of accumulated payroll deductions for a given offer period automatically terminates the participant’s interest in that offer period. If a participant withdraws from an offer period, payroll deductions will not resume at the beginning of the succeeding offer period unless the participant delivers to the company a new subscription agreement. Alternatively, a participant may elect to terminate future payroll deductions, but allow accumulated payroll deductions to be used to exercise the participant’s option under the then-current offering period.

No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the company as an election to withdraw from the Purchase Plan.

In the event any change, such as a stock split or dividend, is made in our capitalization which results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the company, an appropriate adjustment will be made in the number of shares under the Purchase Plan and the price per share covered by each outstanding option. In the event of a sale of all or substantially all of our assets, or our merger with or into another corporation, each option under the Purchase Plan will be assumed by such successor corporation or a parent or subsidiary of such successor corporation, unless the plan administrator determines to shorten the offer period then in progress by setting a new exercise date or an earlier date for termination of the offer period (the “New Exercise Date”). If the plan administrator shortens the offer period then in progress in lieu of assumption in the event of a sale of assets or merger, the plan administrator will notify each participant in writing, at least ten business days prior to the New Exercise Date, that the exercise date has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless the participant withdraws from the offer period prior to the New Exercise Date.

Amendment and Termination of the Purchase Plan

The plan administrator may amend the Purchase Plan at any time or from time to time or may terminate the Purchase Plan without approval of the stockholders. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to purchase rights granted to residents therein, we will obtain stockholder approval of any amendment to the Purchase Plan in such a manner and to such a degree as required. No action by the plan administrator or stockholders may alter or impair any option previously granted under the Purchase Plan without the consent of affected participants, provided that the Purchase Plan or any one or more offer periods may be terminated by the plan administrator on any exercise date or by the plan administrator establishing a new exercise date with respect to any offer period then in progress if the plan administrator determines that the termination of the Purchase Plan or such one or more offer periods is in the best interests of the company and its stockholders. Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the plan administrator is entitled to limit the frequency and/or number of changes in the amount withheld during offer periods, change the length of purchase periods within any offer period, change the length of subsequent offer periods, determine whether subsequent offer periods will be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the plan administrator determines in its sole discretion advisable and which are consistent with the Purchase Plan. The Purchase Plan will remain in effect until the earlier of the date terminated by the board or 20 years after shareholder approval.

Amended Purchase Plan Benefits.

The benefits to be received by our employees pursuant to the amended and restated Purchase Plan are not determinable at this time.

The following table sets forth information with respect to purchases under the Purchase Plan through March 11, 2025.

Identity of Group	Purchases	% of Total Purchases (1)	Weighted Average Purchase Price Per Share
Amir Panush,	2,184	0.1%	$20.25
Chief Executive Officer and Director
Yaniv Arieli,	36,783	1.1%	$11.06
Chief Financial Officer
Michael Boukaya,	26,405	0.8%	$11.34
EVP, Chief Operating Officer
Gweltaz Toquet,	–	–	–
Chief Commercial Officer
Executive Group	65,372	2.0%	$11.48
Non-Executive Officer Employee Group	3,146,610	94.8%	$12.24

(1)	Based on a total of 3,312,274 shares of common stock purchased under the Purchase Plan through March 11, 2025.

Certain Federal Income Tax Information

The following summarizes the federal income tax consequences of participation under the Purchase Plan and certain tax effects to the company based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss any non-U.S., state or local tax consequences. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, a participant’s individual circumstances. Each participant in the Purchase Plan is strongly urged to consult with his or her tax advisor regarding participation in the Purchase Plan.

The Purchase Plan and the right of participants to make purchases under the plan are intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the purchase right or purchase of shares. Amounts deducted from a participant’s pay under the Purchase Plan are part of the employee’s regular compensation and remain subject to federal, state and local income and employment withholding taxes.

Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the participant’s holding period. If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which such shares were acquired and more than one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of such sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeds the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the start date of the offering period, and any additional gain upon the disposition will be taxed as long-term capital gain. If the shares are disposed of before the expiration of the 2-year and 1-year holding periods described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income. This amount of ordinary income will be added to a participant’s basis in the shares and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

There is no income or employment tax withholding required upon the purchase or disposition of the shares by a participant.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares within two years from date of grant of the purchase right or within one year of the date of purchase (subject to the requirements of reasonableness). We are required to report to the United States Internal Revenue Service any ordinary income recognized by a participant as a result of a disposition if such information is available to us.

OUR BOARD OF DIRECTORS BELIEVES THAT THE AMENDMENT AND RESTATEMENT OF THE PURCHASE PLAN IS IN THE BEST INTERESTS OF BOTH OUR STOCKHOLDERS AND THE COMPANY AND RECOMMENDS A VOTE “FOR” THE AMENDMENT AND RESTATEMENT.

PROPOSAL 3 - APPROVAL OF AN AMENDMENT AND RESTATEMENT OF
THE COMPANY’S 2011 EQUITY INCENTIVE PLAN

General

Our board of directors has approved, subject to stockholder approval, an amendment and restatement of our 2011 Stock Incentive Plan (the “2011 Plan”) to increase the number of shares of common stock reserved for issuance under the 2011 Plan from by 1,700,000 shares to 4,350,000 shares, plus amounts added to the 2011 Plan from our 2002 Stock Incentive Plan (the “2002 Plan”) and our 2003 Director Stock Option Plan (the “Director Plan)”. A copy of the proposed amended and restated 2011 Plan (the “Proposed Amendment”) is attached hereto as Appendix B.

We use the 2011 Plan to attract and retain key talent and encourage stock ownership by our employees, non-employee directors and consultants. However, as of March 11, 2025, a total of only 49,326 shares of our common stock remained available for issuance under the 2011 Plan. We strongly believe that the approval of the Proposed Amendment is essential to our success. Our employees are our most valuable assets. Restricted stock units, stock options, and the other awards permitted under the 2011 Plan are vital to our ability to attract and retain outstanding and highly skilled employees, especially in the highly competitive labor markets in which we operate, with larger semiconductor companies and smaller private companies increasing the size and frequency of equity awards across the board and especially to key employees. Equity awards also are crucial to our ability to motivate employees to achieve our goals, including achieving long-term stockholder value. Further, our headcount has increased by over 75% in the last decade, requiring larger number of awards in reserve as we continue to grow. Our board of directors believes that the proposed increase of 1,700,000 shares of our common stock represents a reasonable amount of potential equity dilution that will allow us to continue awarding these equity incentives, which are an important component of our overall compensation program. As of March 11, 2025, the potential number of employee participants in the 2011 Plan was approximately 428 and the potential number of consultant participants in the 2011 Plan was none. As of March 11, 2025, the closing sales price of a share of our common stock as reported on the Nasdaq Global Market was $30.18.

On February 10, 2025, our compensation committee granted a number of time-based restricted stock units (“Contingent RSUs”) and also a number of performance-based stock units (“Contingent PSUs”), in each case effective as of February 14, 2025, to our named executive officers that are contingent on stockholder approval of the Proposed Amendment. If stockholder approval of the Proposed Amendment is not obtained, the Contingent RSUs and the Contingent PSUs will be cancelled. The Contingent RSU and Contingent PSUs are described in detail under the section below titled “New Plan Benefits.”

Code Section 162(m) limits the amount that we may deduct for compensation paid to certain of our executive officers to $1,000,000 per person in any year. Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, compensation that qualified as “performance-based” was excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. Under the TCJA, this “performance-based” exception is repealed for taxable years beginning after December 31, 2017, except with respect to certain “grandfathered” compensation. The compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) when determining the compensation of the Company’s executive officers. However, the compensation committee retains the flexibility and discretion to approve compensation that is nondeductible under Section 162(m) as a means to ensure competitive levels of total compensation for our executive officers and promote varying corporate goals. In any event, the compensation committee intends to maintain an approach to executive officer compensation that strongly links pay to performance, and promotes the attraction and retention of qualified executives, but will also take into account tax-effectiveness of different compensation alternatives as it selects the right compensation mix.

Subject to stockholder approval, we plan to register the additional 1,700,000 shares reserved under the 2011 Plan on a Registration Statement on Form S-8.

A general description of the principal terms of the 2011 Plan is set forth below. This description is qualified in its entirety by the terms of the 2011 Plan, a copy of which is attached to this proxy statement as Appendix B.

General Description

Purpose. The purposes of the 2011 Plan are to attract and retain the best available personnel, to provide additional incentives to our employees, consultants and directors through ownership of shares of our common stock, and to promote the success of our business.

Shares Reserved for Issuance Under the 2011 Plan. As originally adopted, the 2011 Plan had 1,100,000 shares of common stock reserved for issuance, plus any shares of our common stock that would otherwise return to our 2002 Plan (which terminated upon stockholder approval of the 2011 Plan in 2011) as a result of forfeiture, termination or expiration of awards previously granted under the 2002 Plan. In 2014, the stockholders approved an increase of 650,000 shares of common stock for issuance under the 2011 Plan. In 2017, the stockholders approved an increase of 600,000 shares of common stock for issuance under the 2011 Plan. In 2020, our stockholders approved an increase of 850,000 shares of common stock for issuance under the 2011 Plan. In 2022, our stockholders approved an increase in the shares of common stock for issuance under the 2011 Plan by having shares of our common stock that would otherwise return to our Director Plan as a result of forfeiture, termination or expiration of awards previously granted under the Director Plan be rolled over to the 2011 Plan. In 2023, our stockholders approved an increase of 1,150,000 shares of common stock for issuance under the 2011 Plan. As of March 11, 2025, the number of shares that have transferred from the 2002 Plan to the 2011 Plan was 469,220 as a result of forfeiture, termination or expiration of awards previously granted under the 2002 Plan and the number of shares that have transferred from the Director Plan to the 2011 Plan was 317,108 as a result of forfeiture, termination or expiration of awards previously granted under the Director Plan. Accordingly, as of March 11, 2025, the 2011 Plan reserved a total of 5,136,328 shares of common stock for issuance, inclusive of amounts transferred from the 2002 Plan and the 2003 Director Stock Plan. As of March 11, 2025, a total of 49,326 shares of our common stock remained available for issuance under the 2011 Plan.

The maximum number of shares of our common stock with respect to which options and stock appreciation rights may be granted to a participant during a calendar year will be 500,000 shares of our common stock. In connection with a participant’s commencement of service with the company or a related entity of the company, the participant may be granted options and stock appreciation rights for up to an additional 250,000 shares of our common stock, which would not count against the limit set forth in the previous sentence. For awards of restricted stock and restricted stock units, the maximum number of shares of our common stock subject to such awards that may be granted to a participant during a calendar year was 500,000 shares of our common stock.

Share Counting. Shares of our common stock issued in connection with awards will be charged against the 2011 Plan’s share reserve on the basis of one share for each share issued in connection with such awards (and shall be counted as one share for each share that is returned or deemed not to have been issued from the 2011 Plan). Any shares of our common stock covered by an award which is forfeited, canceled, expires or is settled in cash shall be deemed not to have been issued for purposes of determining the maximum number of shares of our common stock which may be issued under the 2011 Plan. Shares of our common stock that have actually been issued under the 2011 Plan pursuant to an award shall not be returned to the 2011 Plan and shall not become available for future grant under the 2011 Plan, except where unvested shares of our common stock are forfeited or repurchased by the company at the lower of their original purchase price or their fair market value at the time of such repurchase. Shares of our common stock tendered or withheld in payment of an option exercise price, shares withheld by us to pay any tax withholding obligation, and all shares covered by the portion of a stock appreciation right that is exercised (regardless of whether shares of our common stock are actually issued in connection with such exercise) shall not be returned to the 2011 Plan and shall not become available for future issuance under the 2011 Plan.

Administration. The 2011 Plan will be administered, with respect to grants to officers, employees, directors, and consultants, by the 2011 Plan administrator (the “Administrator”), defined as our board of directors or one or more committees designated by the board. The compensation committee will initially act as the Administrator. With respect to grants to officers and directors, the compensation committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Exchange Act.

No Repricings without Stockholder Approval. We shall obtain stockholder approval prior to (i) the reduction of the exercise price of any option or the base appreciation amount of any stock appreciation right awarded under the 2011 Plan, or (ii) the cancellation of an option or stock appreciation right at a time when its exercise price or base appreciation amount exceeds the fair market value of the underlying shares of our common stock, in exchange for another option, stock appreciation right, restricted stock or other award or for cash (unless the cancellation and exchange occurs in connection with a Corporate Transaction (as defined in the 2011 Plan and as described below)). Notwithstanding the foregoing, cancelling an option or stock appreciation right in exchange for another option, stock appreciation right, restricted stock, or other award with an exercise price, purchase price or base appreciation amount that is equal to or greater than the exercise price or base appreciation amount of the original option or stock appreciation right will not be subject to stockholder approval.

Terms and Conditions of Awards. The 2011 Plan provides for the grant of stock options, restricted stock, restricted stock units and stock appreciation rights (collectively referred to as “awards”). Stock options granted under the 2011 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to our employees, consultants and directors or to employees, consultants and directors of our related entities. To the extent that the aggregate fair market value of the shares of our common stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options. Under the 2011 Plan, awards may be granted to such employees, consultants or directors who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. Each award granted under the 2011 Plan shall be designated in an award agreement.

Subject to applicable laws and except as otherwise provided by the board of directors, the Administrator will have the authority, in its discretion, to select employees, consultants and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of our common stock or the amount of other consideration to be covered by each award, to approve forms of award agreement for use under the 2011 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the 2011 Plan (provided that any amendment that would adversely affect a participant’s rights under an outstanding award would not be made without the participant’s written consent), to construe and interpret the terms of the 2011 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action, not inconsistent with the terms of the 2011 Plan, as the Administrator deems appropriate. Dividends may be granted in connection with restricted stock; provided, that dividends will only be paid with respect to restricted stock if, and to the extent, the award (or portion of the award to which the dividend relates) vests.

The term of any award granted under the 2011 Plan will be stated in the applicable award agreement but may not exceed a term of more than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us), excluding any period for which the participant has elected to defer the receipt of the shares of our common stock or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.

The 2011 Plan authorizes the Administrator to grant incentive stock options at an exercise price not less than 100% of the fair market value of our common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us). In the case of nonqualified stock options and stock appreciation rights, the exercise price, base appreciation amount or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the 2011 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares or, with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure, or any combination of the foregoing methods of payment.

Under the 2011 Plan, the Administrator may establish one or more programs to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award, subject to compliance with Code Section 409A. The Administrator also may establish under the 2011 Plan separate programs for the grant of particular forms of awards to one or more classes of participants.

Change in Capitalization. Subject to any required action by the stockholders of the company, the number of shares of our common stock covered by outstanding awards, the number of shares of our common stock that have been authorized for issuance under the 2011 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of our common stock that may be granted subject to awards to any participant in a calendar year, as well as other terms that the Administrator determines require adjustment, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the shares of our common stock or similar transaction affecting the shares of our common stock, (ii) any other increase or decrease in the number of issued shares of our common stock effected without receipt of consideration by the company or (iii) any other transaction with respect to our shares of our common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of the company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive.

Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding awards under the 2011 Plan will terminate unless the awards are assumed in connection with the Corporate Transaction. In addition, except as provided otherwise in an individual award agreement, for the portion of each award that is neither assumed nor replaced, such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the shares of our common stock (or other consideration) at the time represented by such portion of the award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date.

Under the 2011 Plan, Corporate Transaction includes a merger or consolidation in which the company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the company is incorporated; the sale, transfer or other disposition of all or substantially all of the assets of the company; the complete liquidation or dissolution of the company; any reverse merger or series of related transactions culminating in a reverse merger in which the company is the surviving entity but (i) the shares of our common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property or (ii) in which securities possessing more than forty percent (40%) of the total combined voting power of the company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; and an acquisition in a single or series of related transactions by any person or related group of persons (other than the company or by a company-sponsored employee benefit plan) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the company’s outstanding securities.

Amendment, Suspension or Termination of the 2011 Plan. The board of directors may at any time amend, suspend or terminate the 2011 Plan. The 2011 Plan will terminate on May 5, 2035 unless earlier terminated by the board of directors. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, applicable rules of any stock exchange or national market system, and the rules of any foreign jurisdiction applicable to awards granted to residents of the jurisdiction, the company shall obtain stockholder approval of any such amendment to the 2011 Plan in such a manner and to such a degree as required. No suspension or termination of the 2011 Plan will adversely affect any rights under awards already granted to a participant.

Awards to Israeli Residents. The 2011 Plan is designed to comply with the provisions of the Israeli Income Tax Ordinance New Version, 1961, as amended (the “Tax Ordinance”), and is intended to enable the Administrator to grant options under the 2011 Plan to participants who are, or are deemed to be, Israeli residents. Specifically, the 2011 Plan permits option awards to employees pursuant to Section 102 of the Tax Ordinance and option awards to non-employees pursuant to Section 3(i) of the Tax Ordinance. For this purpose, “employee” refers to employees, officers and directors of the company or a related entity who are not considered “Controlling Shareholders” pursuant to, or otherwise excluded by, the Tax Ordinance. In accordance with the terms and conditions imposed by the Tax Ordinance, participants who are, or are deemed to be, Israeli residents and who receive option awards under the 2011 Plan may be afforded certain tax benefits in Israel.

Certain U.S. Federal Tax Consequences

The following summary of the U.S. federal income tax consequences of the 2011 Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Nonqualified Stock Options. The grant of a nonqualified stock option under the 2011 Plan will not result in any federal income tax consequences to the participant or to the company. Upon exercise of a nonqualified stock option, the participant is subject to income tax at ordinary rates on the difference between the option exercise price and the fair market value of the shares of our common stock at the time of exercise. This income is subject to withholding for federal income and employment tax purposes if such participant is an employee. The company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of our common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares of our common stock are held for more than one year following exercise. The company does not receive a tax deduction for any such gain.

A nonqualified stock option can be considered deferred compensation and subject to Section 409A of the Code. A nonqualified stock option that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Incentive Stock Options. The grant of an incentive stock option under the 2011 Plan will not result in any federal income tax consequences to the participant or to the company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of our common stock. If the participant does not dispose of the shares of our common stock within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares of our common stock and the exercise price. The company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option-i.e., the difference between the fair market value of the shares of our common stock at exercise and the exercise price-is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares of our common stock within the calendar year in which the incentive stock options are exercised. However, such a sale of shares of our common stock within the year of exercise will constitute a disqualifying disposition, as described above.

Stock Appreciation Rights. Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

A SAR can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A SAR that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Restricted Stock. The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares of our common stock on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares of our common stock will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The company does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Restricted Stock Units. Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of our common stock. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares of our common stock, if any, received upon such conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any shares of our common stock received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares of our common stock under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares of our common stock were held for more than one year. The company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

Restricted stock units also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient.

New Plan Benefits

Awards under the 2011 Plan are in the discretion of the Administrator. Accordingly, the benefits to be received by our executive officers and employees pursuant to the 2011 Plan are not generally determinable at this time. However, on February 10, 2025, our compensation committee approved Contingent RSUs and Contingent PSUs to our named executive officers. The Contingent RSUs and Contingent PSUs are subject to approval by our stockholders of the Proposed Amendment. If stockholders do not approve the Proposed Amendment, the Contingent RSU Grants and Contingent PSU grants will be forfeited.

The following table contains information about the Contingent RSU and Contingent PSU grants made pursuant to the 2011 Plan, subject to the Proposed Amendment:

		Number of Units(2)
Directors and Executive Officers	Dollar Value($)(1)	RSUs	PSUs	Total
Amir Panush,	3,000,000	34,612	51,918	86,530
Chief Executive Officer and Director
Yaniv Arieli,	900,000	15,575	10,383	25,958
Chief Financial Officer
Michael Boukaya,	800,000	13,844	9,229	23,073
EVP, Chief Operating Officer
Gweltaz Toquet,	800,000	13,844	9,229	23,073
Chief Commercial Officer
Current Executive Officer Group	5,500,000	77,875	80,759	158,634
Non-Executive Director Group (3)	–	–	–	–
Non-Executive Officer Employee Group	–	–	–	–

(1) The total dollar value of all the contingent awards is based on the closing price of our common stock on February 14, 2025, the effective date of the contingent grants.

(2) This column corresponds to the number of Contingent RSUs and Contingent PSUs (assuming target performance levels) granted by our compensation committee on February 10, 2025, with a February 14, 2025 effective date, subject to approval of the Proposed Amendment. If the Proposed Amendment is approved, the Contingent RSUs are scheduled to vest 33.4% on February 14, 2026, 33.3% on February 14, 2027 and 33.3% on February 14, 2028. If the Proposed Amendment is approved, the Contingent PSUs will vest, if at all, based on 2025 performance, with fifty percent of the PSUs vesting, if at all, based on performance criteria relating to specific revenue targets, twenty-five percent of the PSUs vesting, if at all, based on total shareholder return as measured against the S&P Semiconductors Select Industry Index, and twenty-five percent of the PSUs vesting, if at all, based on total shareholder return as measured against the Russell 2000 Index. Subject to achievement of the applicable performance goals for 2025, the Contingent PSUs will vest 33.4% on February 14, 2026, 33.3% on February 14, 2027 and 33.3% on February 14, 2028.

(3) The non-executive director group consists of Mmes. Andrietti, Liu and Marced and Messrs. Faintuch, McManamon, Nilsson and Silver.

The following table shows, the number of equity awards that have been granted to the following individuals and groups pursuant to the 2011 Plan as of March 11, 2025, exclusive of the Contingent RSUs and the Contingent PSUs:

Directors and Executive Officers	Number of shares of our common stock subject to stock options	Number of shares of our common stock subject to stock appreciation rights	Number of shares of our common stock subject to restricted stock units
Amir Panush Chief Executive Officer and Director	-	-	142,399
Yaniv Arieli Chief Financial Officer	-	37,752	181,399
Michael Boukaya EVP, Chief Operating Officer	-	21,006	150,254
Gweltaz Toquet Chief Commercial Officer	-	7,208	83,213
Current Executive Officer Group	-	65,966	557,265
Non-Executive Director Group (1)	-	-	224,541
Non-Executive Officer Employee Group	72,940	460,348	3,169,518

(1) The non-executive director group consists of Mmes. Andrietti, Liu and Marced and Messrs. Faintuch, McManamon, Nilsson and Silver.

Please note that the level of past awards is not necessarily indicative of future awards.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF 2011 EQUITY INCENTIVE PLAN.

PROPOSAL 4 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, added Section 14A to the Securities Exchange Act of 1934, as amended, which enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation philosophy supports our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation arrangements must provide our named executive officers with competitive compensation opportunities, based upon both their contribution to the development and financial success of the company and their personal performance. We believe our executive compensation arrangements strike the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

●

We provide a significant part of executive compensation in the form of performance-based incentives. The goals under the performance-based bonus plan and performance-based equity awards are generally challenging. Bonuses under the performance-based plan are capped and a significant portion of the bonuses would not be payable for a particular year if the company fails to achieve the specified financial goals.

●

80% of the 2024 Executive Bonus Plan is based upon the company’s achievement of financial performance targets, consisting of a 2024 total revenues target, a royalty revenue target and an annual non-GAAP fully diluted EPS target, with the remaining 20% attributable to execution on key customer agreements that will materially impact licensing and related revenues, one of our top three financial performance measures when considering executive compensation.

●

A significant portion of the bonus payable to Messrs. Panush, Arieli and Boukaya is subject to financial thresholds such that if the company fails to meet the financial thresholds in 2024, a significant portion of the bonus would not be payable.

●	The bonus payable to Messrs. Panush, Arieli and Boukaya is subject to target and maximum award opportunities to further incentivize our executive officers.

●	All executive officers received performance-based restricted stock grants.

●	The cash bonus plan for Mr. Toquet is subject to financial and strategic goals.

●

Our compensation arrangements for the named executive officers are simple, consisting principally of base salary, annual bonus, which may or may not be awarded annually based on a performance-based bonus plan established for that year, and long-term incentive awards, currently in the form of performance-based restricted stock units for all executive officers, which again may or may not be awarded annually at the discretion of our compensation committee.

●	We align base salaries with strong pay-for-performance orientation and our compensation committee generally takes a conservative approach on base salary increases.

●

A significant portion of our named executive officers’ compensation is in the form of long-term incentive awards. Moreover, our compensation committee generally takes a conservative approach on grants of long-term incentive awards.

●	We do not provide any nonqualified defined contribution or other deferred compensation plans to our named executive officers.

●	We do not provide tax gross-ups to our named executive officers.

●	None of the employment agreements with our named executive officers includes any “single trigger” change-in-control provisions or golden parachute arrangements.

●	The perquisites offered to our named executive officers based in Israel are those generally provided to all of our employees based in Israel.

●

Our compensation committee is updated on compensation best practices and trends. The committee from time to time, as appropriate, engages the services of a compensation consultant to provide advice on compensation trends and market information to assist the committee in designing our compensation programs and making compensation decisions.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, and therefore it is not binding on the company, our compensation committee or our board of directors. Our compensation committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 4. Virtual attendance at our annual meeting constitutes presence in person for purposes of the vote required under our bylaws.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2025 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 5 - RATIFICATION OF THE SELECTION OF KOST FORER GABBAY & KASIERER
(A MEMBER OF ERNST & YOUNG GLOBAL) AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025

Our audit committee has selected Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our auditors for the current fiscal year, subject to ratification by our stockholders at the annual meeting. We expect a representative of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to be available via teleconference at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent accountants. However, the audit committee of the board of directors is submitting the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the company and its stockholders.

Independent Auditors Fees and Other Matters

The following table summarizes the fees for professional services provided by Ernst & Young,* our independent auditors, billed to us for each of the last two fiscal years:

Fee Category	2023($)	2024($)
Audit Fees (1)	521,950	531,556
Audit-Related Fees (2)	44,074	30,000
Tax Fees (3)	86,129	88,476
Total Fees	652,153	650,032

*Fees are billed by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

(1)

Audit fees consist of fees for the annual audit, the reviews of the interim financial statements included in our quarterly reports on Form 10-Q, and statutory audits required internationally and services related to internal control reviews and assistance with Section 404 internal control reporting requirements. Fees for services related to internal control reviews and assistance with Section 404 internal control reporting requirements are based on fees received to date and estimated fees yet to be billed.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees consisted of fees for tax compliance, tax advice, tax audit and tax planning services, including with respect to cost sharing and transfer pricing.

All fees described above were approved by the audit committee of the board of directors.

Pre-Approval Policy and Procedures

The audit committee has adopted an audit and non-audit services pre-approval policy relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. Under this policy, in 2023, the audit committee pre-approved the provision by Ernst & Young of specified audit services, including the audit of Ceva’s consolidated financial statements for 2024, review of Ceva’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, audit of Ceva’s effectiveness of internal control over financial report and statutory audit and tax returns for the Israeli subsidiary. The audit committee also pre-approved the provision by Ernst & Young of specified audit related services, including services associated with SEC registration statements, consultation with company management about accounting or disclosure treatment of transactions or events and auditors’ confirmation on specific financial data. Furthermore, the audit committee also pre-approved the provision by Ernst & Young of specified tax related services, including a project relating to implementation of the new revenue recognition rules, international and domestic tax planning and audit, advice and compliance, tax only valuation services, expatriation tax assistance and compliance, non-direct taxes consultation, relocation tax services and due diligence related services.

Both the audit committee and the independent auditor believe the implementation of this policy will not adversely affect the auditor’s independence.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KOST FORER GABBAY & KASIERER (A MEMBER OF ERNST & YOUNG GLOBAL) AS OUR AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by us under those statutes, the below audit committee report shall not be deemed filed with the United States Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

The audit committee of our board of directors is composed of three members. The audit committee acts under a written charter, which is available for review on our website at www.ceva-ip.com.

The audit committee has reviewed our audited financial statements for 2024 and has discussed these financial statements with our management and our independent auditors.

Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent auditors are responsible for conducting an independent audit of our annual financial statements in accordance with generally accepted accounting principles and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent auditors various communications that our independent auditors are required to provide to the audit committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

Our independent auditors also provided the audit committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence. Our auditors are required annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on their independence. The audit committee has discussed with the auditors their independence from us.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for 2024. The audit committee has also recommended the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) and, based on our recommendation, the board of directors has selected Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent auditors for the fiscal year ending December 31, 2025, subject to stockholder ratification.

By the Audit Committee of the Board of Directors of Ceva, Inc.

Louis Silver (Chair) Sven-Christer Nilsson Maria Marced

STOCKHOLDER PROPOSALS FOR 2026 ANNUAL MEETING AND
NOMINATIONS OF PERSONS FOR ELECTION TO THE BOARD OF DIRECTORS

Pursuant to Rule 14a‑8 under the Exchange Act and our bylaws, any proposal that a stockholder wishes to be considered for inclusion in our proxy statement for the 2026 annual meeting of stockholders, including nomination of directors, must be submitted to our office at Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary, no later than November 25, 2025 (the date 120 days before the anniversary of the date of this proxy statement).

Pursuant to Rule 14a-4(c) under the Exchange Act and our bylaws, the proxies to be solicited by our board of directors for the 2026 annual meeting will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at such annual meeting if we fail to receive notice of such stockholder’s proposal for the meeting by February 8, 2026 (the date 45 days before the anniversary of the date of this proxy statement) or, if later, the date 90 days before the date of the 2026 annual meeting.

In addition to providing timely advanced notice of any matter a stockholder wishes to present at an annual meeting of stockholders, with respect to general stockholder proposals, the stockholder also must submit all of the information specified in our bylaws. For a nomination, the required information includes identifying and stockholding information about the nominee, information about the stockholder making the nomination, and the stockholder’s ownership of and agreements related to our stock. The stockholder must also provide the nominee’s consent to serve if elected. Please refer to the relevant provisions of our bylaws for additional information and requirements regarding stockholder nominations and other stockholder proposals. A copy of our bylaws may be obtained by visiting the Investor Relations page of our website at ceva-ip.com/investor-relations under “Governance Documents” or by contacting our Corporate Secretary.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please call or write us at the following address or phone number: Ceva, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary, +1 240-308-8328, ir@ceva-ip.com. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you have received multiple copies and in the future would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you.

OTHER MATTERS

Our board of directors presently knows of no other business that will be presented for consideration at the annual meeting other than those described above. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

It is important that proxies be cast promptly. Therefore, stockholders are requested to cast their proxy as instructed in the Notice of Internet Availability of Proxy Materials whether or not they expect to attend the meeting. If you request a paper proxy card, please complete, date, and sign the form of proxy and return it promptly in the envelope provided.

By order of the board of directors,

/s/ Amir Panush
Amir Panush
Chief Executive Officer

March 25, 2025 Rockville, Maryland

APPENDIX A

CEVA, INC.

AMENDED AND RESTATED 2002 EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated Effective May 5, 2025)

The following constitute the provisions of the Amended and Restated 2002 Employee Stock Purchase Plan of CEVA, Inc.

1. Purpose. The purpose of the Plan is to provide Employees of the Company and its Designated Parents or Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code and the applicable regulations thereunder. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means either the Board or a committee of the Board that is responsible for the administration of the Plan as is designated from time to time by resolution of the Board.

(b) “Applicable Laws” means the legal requirements relating to the administration of employee stock purchase plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code and the applicable regulations thereunder, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to participation in the Plan by residents therein.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means CEVA, Inc., a Delaware corporation.

(g) “Compensation” means an Employee’s base salary from the Company or one or more Designated Parents or Subsidiaries (as reported on the Employee’s Federal Income Tax Withholding Statement (Form W-2) or equivalent thereof), including (A) such amounts of base salary as are deferred by the Employee (i) under a qualified cash or deferred arrangement described in Section 401(k) of the Code, or (ii) to a plan qualified under Sections 125 or 129 of the Code and (B) sales commissions. Compensation does not include overtime, bonuses, annual awards, other incentive payments, reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, third party sick or disability pay, income or gains attributable to restricted stock, stock options, stock appreciation rights or other similar equity-based compensation, imputed income or other non-cash items, such as life insurance premiums and similar items, contributions (other than contributions described in the first sentence) made on the Employee’s behalf by the Company or one or more Designated Parents or Subsidiaries under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence.

(h) “Corporate Transaction” means any of the following transactions:

(1) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(2) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations);

(3) the complete liquidation or dissolution of the Company;

(4) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

(5) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(i) “Designated Parents or Subsidiaries” means the Parents or Subsidiaries of the Company which have been designated by the Administrator from time to time as eligible to participate in the Plan.

(j) “Effective Date” means a date selected by the Board in its sole discretion. However, should any Parent or Subsidiary of the Company become a Designated Parent or Subsidiary after such date, then the Administrator, in its discretion, shall designate a separate Effective Date with respect to the employee-participants of such Designated Parent or Subsidiary.

(k) “Employee” means any individual, including an officer or director, who is an employee of the Company or a Designated Parent or Subsidiary for purposes of Section 423 of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the individual’s employer. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the day three (3) months and one (1) day following the expiration of such three (3) month period, for purposes of determining eligibility to participate in the Plan.

(l) “Enrollment Date” means the first day of each Offer Period.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Exercise Date” means the last day of each Purchase Period.

(o) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(1) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(2) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(3) In the absence of an established market for the Common Stock of the type described in (1) and (2), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(p) “Offer Period” means an Offer Period established pursuant to Section 4 hereof.

(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Participant” means an Employee of the Company or Designated Parent or Subsidiary who has completed a subscription agreement as set forth in Section 5(a) and is thereby enrolled in the Plan.

(s) “Plan” means this Employee Stock Purchase Plan.

(t) RESERVED

(u) “Purchase Period” means a period of approximately six months, commencing on March 1 and September 1 of each year and terminating on the next following August 31 and February 28 (or February 29 in the case of a leap year), respectively; provided, however that the Purchase Period that began August 1, 2023 shall terminate on February 29, 2024 and shall be of seven months in duration.

(v) “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(w) “Reserves” means, as of any date, the sum of (1) the number of shares of Common Stock covered by each then outstanding option under the Plan which has not yet been exercised and (2) the number of shares of Common Stock which have been authorized for issuance under the Plan but not then subject to an outstanding option.

(x) RESERVED

(y) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Eligibility.

(a) General. Any individual who is an Employee on a given Enrollment Date shall be eligible to participate in the Plan for the Offer Period commencing with such Enrollment Date. No individual who is not an Employee shall be eligible to participate in the Plan.

(b) Limitations on Grant and Accrual. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (taking into account stock owned by any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary of the Company, or (ii) which permits the Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Parents or Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. The determination of the accrual of the right to purchase stock shall be made in accordance with Section 423(b)(8) of the Code and the regulations thereunder. In the event that an Employee may not be granted an option under the Plan because of the foregoing restrictions, the Employee shall be granted an option to purchase the maximum number of shares that would not violate the foregoing restrictions.

(c) Other Limits on Eligibility. Notwithstanding Subsection (a), above, the following Employees shall not be eligible to participate in the Plan for any relevant Offer Period: (i) Employees whose customary employment is less than 20 hours per week; (ii) Employees whose customary employment is for not more than 5 months in any calendar year; and (iii) Employees who are subject to rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such Employees in the Plan.

4. Offer Periods.

(a) The Plan shall be implemented through overlapping or consecutive Offer Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner amended or terminated in accordance with Section 19 hereof. The maximum duration of an Offer Period shall be twenty-seven (27) months. The Plan shall be implemented through overlapping Offer Periods of twenty-four (24) months’ duration commencing each March 1 and September 1; provided that, with respect to the Offer Period that began August 1, 2023, the last day of such Period shall terminate on August 31, 2025.

(b) A Participant shall be granted a separate option for each Offer Period in which he or she participates. The option shall be granted on the Enrollment Date and shall be automatically exercised in successive installments on the Exercise Dates ending within the Offer Period.

(c) If on the first day of any Purchase Period in an Offer Period in which an Employee is a Participant, the Fair Market Value of the Common Stock is less than the Fair Market Value of the Common Stock on the Enrollment Date of the Offer Period (after taking into account any adjustment during the Offer Period pursuant to Section 18(a)), the Offer Period shall be terminated automatically and the Participant shall be enrolled automatically in the new Offer Period which has its first Purchase Period commencing on that date, provided the Employee is eligible to participate in the Plan on that date and has not elected to terminate participation in the Plan.

(d) Except as specifically provided herein, the acquisition of Common Stock through participation in the Plan for any Offer Period shall neither limit nor require the acquisition of Common Stock by a Participant in any subsequent Offer Period.

5. Participation.

(a) An eligible Employee may become a Participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan (or such other form or method (including electronic forms) as the Administrator may designate from time to time) and filing it with the designated payroll office of the Company at least five (5) business days prior to the Enrollment Date for the Offer Period in which such participation will commence, unless a later time for filing the subscription agreement is set by the Administrator for all eligible Employees with respect to a given Offer Period.

(b) Payroll deductions for a Participant shall commence with the first partial or full payroll period beginning on the Enrollment Date and shall end on the last complete payroll period during the Offer Period, unless sooner terminated by the Participant as provided in Section 10.

6. Payroll Deductions.

(a) At the time a Participant files a subscription agreement, the Participant shall elect to have payroll deductions made during the Offer Period in amounts equal to or greater than one percent (1%) but not exceeding ten percent (10%) of the Compensation which the Participant receives during the Offer Period. Prior to April 1, 2006, a Participant could elect to have payroll deductions made during the Offer Period in amounts up to twenty percent (20%) of the Compensation which the Participant receives during the Offer Period. Such payroll deductions shall be in whole percentages only.

(b) All payroll deductions made for a Participant shall be credited to the Participant’s account under the Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such account.

(c) A Participant may discontinue participation in the Plan as provided in Section 10, or may increase or decrease the rate of payroll deductions during the Offer Period by completing and filing with the Company a change of status notice in the form of Exhibit B to this Plan (or such other form or method (including electronic forms) as the Administrator may designate from time to time) authorizing an increase or decrease in the payroll deduction rate. Any increase or decrease in the rate of a Participant’s payroll deductions shall be effective with the first full payroll period commencing five (5) business days after the Company’s receipt of the change of status notice unless the Company elects to process a given change in participation more quickly. A Participant’s subscription agreement (as modified by any change of status notice) shall remain in effect for successive Offer Periods unless terminated as provided in Section 10. The Administrator shall be authorized to limit the number of payroll deduction rate changes during any Offer Period.

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a Participant’s payroll deductions shall be decreased to 0%. Payroll deductions shall recommence at the rate provided in such Participant’s subscription agreement, as amended, at the time when permitted under Section 423(b)(8) of the Code and Section 3(b) herein, unless such participation is sooner terminated by the Participant as provided in Section 10.

(e) At the time the option is exercised, in whole or in part, or at the time any of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or other disposition of Common Stock by the Employee.

7. Grant of Option. On the Enrollment Date of each Offer Period, each Participant shall be granted an option to purchase (at the applicable Purchase Price) up to a whole number of shares of Common Stock (the “Option Shares”) determined by dividing $50,000 by the Fair Market Value of a share of Common Stock on the Enrollment Date (subject to any adjustment pursuant to Section 18), and provided that such purchase shall be subject to the limitations set forth in Sections 3(b), 6 and 12 hereof. The option shall be exercisable as to 25% of the Option Shares on each Exercise Date during the Offer Period. Exercise of the option shall occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10, and the option, to the extent not exercised, shall expire on the last day of the Offer Period with respect to which such option was granted.

8. Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10, below, the Participant’s option for the purchase of shares of Common Stock will be exercised automatically on each Exercise Date, by applying the accumulated payroll deductions in the Participant’s account to purchase the number of full shares subject to the option by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price. No fractional shares will be purchased; any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share shall be carried over to the next Purchase Period or Offer Period, whichever applies, or returned to the Participant, if the Participant withdraws from the Plan. Notwithstanding the foregoing, any amount remaining in a Participant’s account following the purchase of shares on the Exercise Date due to the application of Section 423(b)(8) of the Code or Section 7, above, shall be returned to the Participant and shall not be carried over to the next Offer Period or Purchase Period. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by the Participant.

9. Delivery. Upon receipt of a request from a Participant after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to such Participant, as promptly as practicable, of a certificate representing the shares purchased upon exercise of the Participant’s option. The Company may, in its sole discretion, and in compliance with applicable laws, authorize the book entry registration of shares in lieu of issuing certificates.

10. Withdrawal; Termination of Employment.

(a) A Participant may either (i) withdraw all but not less than all the payroll deductions credited to the Participant’s account and not yet used to exercise the Participant’s option under the Plan or (ii) terminate future payroll deductions, but allow accumulated payroll deductions to be used to exercise the Participant’s option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan (or such other form or method (including electronic forms) as the Administrator may designate from time to time). If the Participant elects withdrawal alternative (i) described above, all of the Participant’s payroll deductions credited to the Participant’s account will be paid to such Participant as promptly as practicable after receipt of notice of withdrawal, such Participant’s option for the Offer Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offer Period. If the Participant elects withdrawal alternative (ii) described above, no further payroll deductions for the purchase of shares will be made during the Offer Period, all of the Participant’s payroll deductions credited to the Participant’s account will be applied to the exercise of the Participant’s option on the next Exercise Date (subject to Sections 3(b), 6, 7 and 12), and after such Exercise Date, such Participant’s option for the Offer Period will be automatically terminated and all remaining accumulated payroll deduction amounts shall be returned to the Participant. If a Participant withdraws from an Offer Period, payroll deductions will not resume at the beginning of the succeeding Offer Period unless the Participant delivers to the Company a new subscription agreement. A Participant’s withdrawal from an Offer Period shall not have any effect upon his or her eligibility to participate in any similar plan that may be hereafter adopted by the Company or in succeeding Offer Periods.

(b) With respect to the termination of employment of a Participant whose new Offer Period does not begin until either August 1, 2007 or February 1, 2008, upon termination of such Participant’s employment relationship (as described in Section 2(k)) at a time more than three (3) months from July 31, 2007 or January 31, 2008, as the case may be, the payroll deductions credited to such Participant’s account during the Offer Period ending on July 31, 2007 or January 31, 2008, as the case may be, but not yet used to exercise the option will be returned to such Participant or, in the case of his/her death, to the person or persons entitled thereto under Section 14, and such Participant’s option will be automatically terminated without exercise of any portion of such option. With respect to the termination of employment of a Participant whose new Offer Period does not begin until either August 1, 2007 or February 1, 2008, upon termination of such Participant’s employment relationship (as described in Section 2(k)) within three (3) months of July 31, 2007 or January 31, 2008, as the case may be, the payroll deductions credited to such Participant’s account during the Offer Period ending on July 31, 2007 or January 31, 2008, as the case may be, but not yet used to exercise the option will be applied to the purchase of Common Stock on July 31, 2007 or January 31, 2008, as the case may be, unless the Participant (or in the case of the Participant’s death, the person or persons entitled to the Participant’s account balance under Section 14) withdraws from the Plan by submitting a change of status notice in accordance with subsection (a) of this Section 10. In such a case, no further payroll deductions will be credited to the Participant’s account following the Participant’s termination of employment and the Participant’s option under the Plan will be automatically terminated after the purchase of Common Stock on July 31, 2007 or January 31, 2008, as the case may be. If, prior to July 31, 2007 or January 31, 2008, as the case may be, the Designated Parent or Subsidiary by which the Employee is employed shall cease to be a Parent or Subsidiary of the Company, or if the Employee is transferred to a Parent or Subsidiary of the Company that is not a Designated Parent or Subsidiary, the Employee shall be deemed to have been terminated for purposes of the Plan.

(c) With respect to the termination of employment of a Participant whose new Offering Period begins on or after August 1, 2006, upon termination of such Participant’s employment relationship (as described in Section 2(k)), the payroll deductions credited to such Participant’s account during the Offer Period but not yet used to exercise the option will be returned to such Participant or, in the case of his/her death, to the person or persons entitled thereto under Section 14, and such Participant’s option will be automatically terminated without exercise of any portion of such option. If, prior to the last day of the Offer Period, the Designated Parent or Subsidiary by which the Employee is employed shall cease to be a Parent or Subsidiary of the Company, or if the Employee is transferred to a Parent or Subsidiary of the Company that is not a Designated Parent or Subsidiary, the Employee shall be deemed to have been terminated for purposes of the Plan.

11. Interest. No interest shall accrue on the payroll deductions credited to a Participant’s account under the Plan.

12. Stock.

(a) The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be three million nine hundred fifty thousand (3,950,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18. With respect to any amendment to increase the total number of shares of Common Stock under the Plan, the Administrator shall have discretion to disallow the purchase of any increased shares of Common Stock for Offer Periods in existence prior to such increase. If the Administrator determines that on a given Exercise Date the number of shares with respect to which options are to be exercised may exceed (x) the number of shares then available for sale under the Plan or (y) the number of shares available for sale under the Plan on the Enrollment Date(s) of one or more of the Offer Periods in which such Exercise Date is to occur, the Administrator may make a pro rata allocation of the shares remaining available for purchase on such Enrollment Dates or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine to be equitable, and shall either continue all Offer Periods then in effect or terminate any one or more Offer Periods then in effect pursuant to Section 19, below. Any amount remaining in a Participant’s payroll account following such pro rata allocation shall be returned to the Participant and shall not be carried over to any future Purchase Period or Offer Period, as determined by the Administrator.

(b) A Participant will have no interest or voting right in shares covered by the Participant’s option until such shares are actually purchased on the Participant’s behalf in accordance with the applicable provisions of the Plan. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

(c) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse as designated in the Participant’s subscription agreement.

13. Administration. The Plan shall be administered by the Administrator which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by Applicable Law, be final and binding upon all persons.

14. Designation of Beneficiary.

(a) Each Participant will file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the Participant (and the Participant’s spouse, if any) at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living (or in existence) at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Administrator), the Administrator shall deliver such shares and/or cash to the spouse (or domestic partner, as determined by the Administrator) of the Participant, or if no spouse (or domestic partner) is known to the Administrator, then to the issue of the Participant, such distribution to be made per stirpes (by right of representation), or if no issue are known to the Administrator, then to the heirs at law of the Participant determined in accordance with Section 27.

15. Transferability. No payroll deductions credited to a Participant’s account, options granted hereunder, or any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Administrator may, in its sole discretion, treat such act as an election to withdraw funds from an Offer Period in accordance with Section 10.

16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or hold them exclusively for the benefit of Participants. All payroll deductions received or held by the Company are subject to the claims of the Company’s general creditors, and no Participant shall have rights greater than those of any unsecured creditor of the Company.

17. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18. Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a) Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the Purchase Price, the maximum number of shares that may be purchased in any Offer Period or Purchase Period, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock to which Section 424(a) of the Code applies; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the Reserves and the Purchase Price.

(b) Corporate Transactions. In the event of a proposed Corporate Transaction, each option under the Plan shall be assumed by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator, in the exercise of its sole discretion and in lieu of such assumption, determines to shorten the Offer Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Administrator shortens the Offer Period then in progress in lieu of assumption in the event of a Corporate Transaction, the Administrator shall notify each Participant in writing at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that either:

(1) the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offer Period as provided in Section 10; or

(2) the Company shall pay to the Participant on the New Exercise Date an amount in cash, cash equivalents, or property as determined by the Administrator that is equal to the difference in the Fair Market Value of the shares subject to the option and the Purchase Price due had the Participant’s option been exercised automatically under Subsection (b)(i) above.

For purposes of this Subsection, an option granted under the Plan shall be deemed to be assumed if, in connection with the Corporate Transaction, the option is replaced with a comparable option with respect to shares of capital stock of the successor corporation or Parent thereof. The determination of option comparability shall be made by the Administrator prior to the Corporate Transaction and its determination shall be final, binding and conclusive on all persons.

19. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination can affect options previously granted, provided that the Plan or any one or more Offer Periods may be terminated by the Administrator on any Exercise Date or by the Administrator establishing a new Exercise Date with respect to any Offer Period and/or any Purchase Period then in progress if the Administrator determines that the termination of the Plan or such one or more Offer Periods is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant without the consent of affected Participants. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other Applicable Law), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to limit the frequency and/or number of changes in the amount withheld during Offer Periods, change the length of Purchase Periods within any Offer Period, determine the length of any future Offer Period, determine whether future Offer Periods shall be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable and which are consistent with the Plan.

20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned Applicable Laws.

22. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of twenty (20) years unless sooner terminated under Section 19.

23. Stockholder Approval. The Plan is effective as of the date it is adopted by the Board. The Plan shall be submitted to the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted for approval to obtain the benefits of Section 423 of the Code. However, the Plan shall not be conditioned upon such approval.

24. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or a Designated Parent or Subsidiary, and it shall not be deemed to interfere in any way with such employer’s right to terminate, or otherwise modify, an employee’s employment at any time.

25. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Designated Parent or Subsidiary, participation in the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Designated Parent or Subsidiary, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

26. Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

27. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on an established stock exchange or quotation on a national market system or an over the counter market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance, or sale of such stock.

28. Source of Shares. Shares may be issued upon exercise of an option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

29. Notification Upon Sale of Shares. Each employee agrees, by participating in the Plan, to promptly give notice to the Company of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of the grant of the option pursuant to which such shares were purchased or within one year of the date of exercise of such option pursuant to which such shares were purchased.

30. Governing Law. The Plan is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties, except to the extent the internal laws of the State of Delaware are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

31. Dispute Resolution. The provisions of this Section 31 (and as restated in the Subscription Agreement) shall be the exclusive means of resolving disputes arising out of or relating to the Plan. The Company and the Participant, or their respective successors (the “parties”), shall attempt in good faith to resolve any disputes arising out of or relating to the Plan by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the parties agree that any suit, action, or proceeding arising out of or relating to the Plan shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of San Francisco) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 31 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

Exhibit A

CEVA, Inc. 2002 Employee Stock Purchase Plan

SUBSCRIPTION AGREEMENT

Effective with the Offer Period beginning on:

☐ <February 1, 20_> or ☐ <August 1, 20_>

1.	Personal Information. <modify data requested as appropriate>

Legal Name (Please Print)
	(Last) (First) (MI)	Location	Department

Street Address
Daytime Telephone

City, State/Country, Zip
E-Mail Address

Social Security No.	Employee I.D. No.
		Manager	Mgr Location

2.

Eligibility. Any Employee whose customary employment is 20 hours or more per week and more than 5 months per calendar year, and who does not hold (directly or indirectly) five percent (5%) or more of the combined voting power of the Company, a parent or a subsidiary, whether in stock or options to acquire stock is eligible to participate in the CEVA, Inc. 2002 Employee Stock Purchase Plan (the “ESPP”); provided, however, that Employees who are subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such Employees in the ESPP are not eligible to participate.

3.	Definitions. Each capitalized term in this Subscription Agreement shall have the meaning set forth in the ESPP.

4.

Subscription. I hereby elect to participate in the ESPP and subscribe to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the ESPP. I have received a complete copy of the ESPP and a prospectus describing the ESPP and understand that my participation in the ESPP is in all respects subject to the terms of the ESPP. The effectiveness of this Subscription Agreement is dependent on my eligibility to participate in the ESPP.

5.

Payroll Deduction Authorization. I hereby authorize payroll deductions from my Compensation during the Offer Period in the percentage specified below (payroll reductions may not exceed 10% of Compensation nor $____ per calendar year):

Percentage to be Deducted (circle one) 1% 2% 3% 4% 5% 6% 7% 8% 9% 10%

6.

ESPP Accounts and Purchase Price. I understand that all payroll deductions will be credited to my account under the ESPP. No additional payments may be made to my account. No interest will be credited on funds held in the account at any time including any refund of the account caused by withdrawal from the ESPP. All payroll deductions shall be accumulated for the purchase of Company Common Stock at the applicable Purchase Price determined in accordance with the ESPP.

7.

Withdrawal and Changes in Payroll Deduction. I understand that I may discontinue my participation in the ESPP at any time prior to an Exercise Date as provided in Section 10 of the ESPP, but if I do not withdraw from the ESPP, any accumulated payroll deductions will be applied automatically to purchase Company Common Stock. I may increase or decrease the rate of my payroll deductions in whole percentage increments to not less than one percent (1%) on one occasion during any Purchase Period by completing and timely filing a Change of Status Notice. Any increase or decrease will be effective for the full payroll period occurring after five (5) business days from the Company’s receipt of the Change of Status Notice.

8.	Perpetual Subscription. I understand that this Subscription Agreement shall remain in effect for successive Offer Periods until I withdraw from participation in the ESPP, or termination of the ESPP.

9.

Taxes. I have reviewed the ESPP prospectus discussion of the federal tax consequences of participation in the ESPP and consulted with tax consultants as I deemed advisable prior to my participation in the ESPP. I hereby agree to notify the Company in writing within thirty (30) days of any disposition (transfer or sale) of any shares purchased under the ESPP if such disposition occurs within two (2) years of the Enrollment Date (the first day of the Offer Period during which the shares were purchased) or within one (1) year of the Exercise Date (the date I purchased such shares), and I will make adequate provision to the Company for foreign, federal, state or other tax withholding obligations, if any, which arise upon the disposition of the shares. In addition, the Company may withhold from my Compensation any amount necessary to meet applicable tax withholding obligations incident to my participation in the ESPP, including any withholding necessary to make available to the Company any tax deductions or benefits contingent on such withholding.

10.

Dispute Resolution. The provisions of this Section 10 and Section 31 of the ESPP shall be the exclusive means of resolving disputes arising out of or relating to the Plan. The Company and I, or our respective successors (the “parties”), shall attempt in good faith to resolve any disputes arising out of or relating to the Plan by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the Company and I agree that any suit, action, or proceeding arising out of or relating to the Plan shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of San Francisco) and that we shall submit to the jurisdiction of such court. The Company and I irrevocably waive, to the fullest extent permitted by law, any objection we may have to the laying of venue for any such suit, action or proceeding brought in such court. THE COMPANY AND I ALSO EXPRESSLY WAIVE ANY RIGHT WE HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 10 or Section 28 of the ESPP shall for any reason be held invalid or unenforceable, it is the specific intent of the Company and I that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

11.

Designation of Beneficiary. In the event of my death, I hereby designate the following person or trust as my beneficiary to receive all payments and shares due to me under the ESPP: ☐ I am single ☐ I am married

Beneficiary (please print)		Relationship to Beneficiary (if any)
(Last) (First) (MI)

Street Address

City, State/Country, Zip

12.

Termination of ESPP. I understand that the Company has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, and a termination may be effective as early as an Exercise Date, including the establishment of an alternative date for an Exercise Date within each outstanding Offer Period.

Date:	Employee Signature:

spouse’s signature (if beneficiary is other than spouse)

Exhibit B

CEVA, Inc. 2002 Employee Stock Purchase Plan

CHANGE OF STATUS NOTICE

Participant Name (Please Print)

Social Security Number

Withdrawal From ESPP

I hereby withdraw from the CEVA, Inc. 2002 Employee Stock Purchase Plan (the “ESPP”) and agree that my option under the applicable Offer Period will be automatically terminated and all accumulated payroll deductions credited to my account will be refunded to me or applied to the purchase of Common Stock depending on the alternative indicated below. No further payroll deductions will be made for the purchase of shares in the applicable Offer Period and I shall be eligible to participate in a future Offer Period only by timely delivery to the Company of a new Subscription Agreement.

☐ Withdrawal and Purchase of Common Stock

Payroll deductions will terminate, but your account balance will be applied to purchase Common Stock on the next Exercise Date. Any remaining balance will be refunded.

☐ Withdrawal Without Purchase of Common Stock

Entire account balance will be refunded to me and no Common Stock will be purchased on the next Exercise Date provided this notice is submitted to the Company ten (10) business days prior to the next Exercise Date.

☐ Change in Payroll Deduction

I hereby elect to change my rate of payroll deduction under the ESPP as follows (select one):

Percentage to be Deducted (circle one) 1% 2% 3% 4% 5% 6% 7% 8% 9% 10%

An increase or a decrease in payroll deduction will be effective for the first full payroll period commencing no fewer than five (5) business days following the Company’s receipt of this notice, unless this change is processed more quickly.

☐ Change of Beneficiary ☐ I am married ☐ I am single

This change of beneficiary shall terminate my previous beneficiary designation under the ESPP. In the event of my death, I hereby designate the following person or trust as my beneficiary to receive all payments and shares due to me under the ESPP:

Beneficiary (please print)		Relationship to Beneficiary (if any)
(Last) (First) (MI)
Street Address

City, State/Country, Zip

Date:	Employee Signature:

spouse’s signature (if beneficiary is other than spouse)

APPENDIX B

CEVA, INC.
2011 STOCK INCENTIVE PLAN
(as amended and restated effective May 5, 2025)

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business. This Plan is intended to replace, in whole or in part, the Prior Plans, and which some of the Prior Plans were automatically terminated and replaced and superseded by this Plan on the date on which this Plan was approved by the Company’s stockholders. Any awards granted under the Prior Plans remain in effect pursuant to their terms.

2. Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b‑2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards, including under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d) “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e) “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.

(f) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means willful misconduct by the Grantee or willful failure by the Grantee to perform his or her responsibilities to the Company (including, without limitation, breach by the Grantee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Grantee and the Company), as determined by the Company, which determination shall be conclusive. The Grantee shall be considered to have been discharged for Cause if the Company determines, within 30 days after the Grantee’s resignation, that discharge for Cause was warranted.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(j) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(k) “Common Stock” means the common stock of the Company.

(l) “Company” means CEVA, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(m) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(n) “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(o) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(p) “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

(q) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(r) “Director” means a member of the Board or the board of directors of any Related Entity.

(s) “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(t) “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(u) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(w) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith and in a manner consistent with Applicable Laws.

(x) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(y) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(z) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act.

(bb) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(cc) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(ee) “Plan” means this 2011 Stock Incentive Plan, (as amended and restated effective July 2, 2022) .

(ff) “Prior Plans” means the Parthusceva, Inc. (subsequently known as CEVA, Inc.) 2002 Stock Incentive Plan (as amended and restated on May 15, 2007) and the Ceva, Inc. 2003 Director Stock Option Plan (amended and restated on May 15, 2007 and May 17, 2011).

(gg) “Related Entity” means any Parent or Subsidiary of the Company.

(hh) “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(ii) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(jj) “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(kk) “Rule 16b‑3” means Rule 16b‑3 promulgated under the Exchange Act or any successor thereto.

(ll) “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(mm) “Share” means a share of the Common Stock.

(nn) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is 6,050,000 Shares, plus any Shares which remain available for issuance or that would otherwise return to the Prior Plans as a result of forfeiture, termination or expiration of awards previously granted under the Prior Plans (ignoring the termination or expiration of the Prior Plans for the purpose of determining the number of Shares available for the Plan); provided, however, that the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options is 1,467,256 Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iii) all Shares covered by the portion of an SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b‑3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee, (B) the reduction of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, or other Award or for cash shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction. Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock, or other Award with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original Option or SAR shall not be subject to stockholder approval;

(vii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii) to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan, and to set forth such terms and conditions in Award Agreements, and to adopt related sub-plans under the Plan; and

(ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6. Terms and Conditions of Awards.

(a) Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option. In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Administrator, occurring after the establishment of the performance criteria applicable to the Award intended to be Performance-Based Compensation. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the Grantee’s rights with respect to an Award intended to be Performance-Based Compensation.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g) Individual Limitations on Awards.

(i) Individual Limit for Options and SARs. The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be 500,000 Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Options and SARs for up to an additional 250,000 Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii) Individual Limit for Restricted Stock and Restricted Stock Units. For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be 500,000. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.

(h) Deferral. If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(i) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(j) Term of Award. The term of each Award shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(k) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator but only to the extent such transfers are made to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the Grantee. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(l) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.

7. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv) In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v) In the case of other Awards, such price as is determined by the Administrator.

(vi) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(iv) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(v) with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the exercise price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or

(vi) any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any U.S. and non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, by surrender of the whole number of Shares covered by the Award (or through such other arrangement elected by Grantee in accordance with the terms of the Plan) sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award (reduced to the lowest whole number of Shares if such number of Shares withheld would result in withholding a fractional Share with any remaining tax withholding settled in cash).

8. Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b) Exercise of Award Following Termination of Continuous Service.

(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9. Conditions Upon Issuance of Shares.

(a) If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and Section 11 hereof, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator shall also make such adjustments as provided in this Section 10 or substitute, exchange or grant Awards to effect such adjustments (collectively “adjustments”). Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11. Corporate Transactions.

(a) Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b) Acceleration of Award Upon Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date.

(c) Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option the vesting of which is accelerated under this Section 10 in connection with a Corporate Transaction shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

12. Effective Date and Term of Plan. The Plan is effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company and shall remain effective until April 5, 2030 unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws.

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 10, above) shall adversely affect any rights under Awards already granted to a Grantee.

14. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without cause, including, but not limited to, Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17. Stockholder Approval. The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

18. Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

19. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

20. Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

CEVA, INC.
15245 SHADY GROVE RD.
SUITE 400
ROCKVILLE, MD 20850

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V66295-P29085 KEEP THIS PORTION FOR YOUR RECORDS

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CEVA, INC.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Bernadette Andrietti
02) Amir Faintuch
03) Jaclyn Liu
04) Maria Marced
05) Peter McManamon
06) Sven-Christer Nilsson
07) Amir Panush
08) Louis Silver

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V66296-P29085

ANNUAL MEETING OF STOCKHOLDERS OF CEVA, INC. May 5, 2025

The undersigned, having received Notice of the Annual Meeting of Stockholders and the Proxy Statement therefor and revoking all prior proxies, hereby appoint(s) Amir Panush and Yaniv Arieli (with full power of substitution), as proxies of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held on Monday, May 5, 2025, virtually via the Internet at www.virtualshareholdermeeting.com/CEVA2025, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the virtual Annual Meeting of Stockholders via the Internet by logging in at www.virtualshareholdermeeting.com/CEVA2025, or at any adjourned or postponed session thereof, will not be deemed to revoke this proxy unless the undersigned affirmatively indicate(s) thereat the intention of the undersigned to vote said shares of common stock at the meeting. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

The shares of common stock of Ceva, Inc. represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any proposal specified herein, this proxy will be voted for each of the named director nominees on the reverse side, for proposals 2, 3, 4 and 5, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Internet Availability of Proxy Materials, Proxy Statement and 2024 Annual Report.

Continued and to be signed on reverse side